Exhibit 10.8

CREDIT AGREEMENT

among

EPSILON ENERGY USA INC.

as Borrower,

FROST BANK,

as Agent and Issuing Bank

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of June 28, 2023

i

ANNEXES
Annex I	-	List of Percentage Shares and Maximum Credit Amounts
EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Assignment
SCHEDULES
Schedule 7.03	-	Litigation
Schedule 7.13	-	Subsidiaries
Schedule 7.14	-	Location of Business, Etc.
Schedule 7.16	-	Environmental Matters
Schedule 7.18	-	Insurance
Schedule 7.19	-	Hedging Agreements
Schedule 7.21	-	Material Agreements
Schedule 7.23	-	Gas Imbalances
Schedule 9.01	-	Debt
Schedule 9.02	-	Liens
Schedule 9.03	-	Investments
Schedule 9.12	-	Sale of Properties
Schedule 9.14	-	Transactions with Affiliates

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of June 28, 2023, is among EPSILON ENERGY USA INC., an Ohio corporation (“Borrower”), each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), and FROST BANK, as administrative agent (in such capacity, together with its successors in such capacity, the “Agent”) for the Lenders, and as letter of credit issuer (the “Issuing Bank”).

WHEREAS, Borrower has requested that Lenders extend credit to Borrower as described in this Agreement, and Lenders are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01Terms Defined Above. As used in this Agreement, the terms defined in the opening paragraph and the recitals above have the meanings indicated therein.

Section 1.02Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):

“Acceptable Security Interest” in any Property means a perfected Lien which (a) exists in favor of Agent for the benefit of the Beneficiaries, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, and (c) secures the Obligations.

“Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” at any time shall equal the amount calculated in accordance with Section 2.03(a).

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts of the Lenders, as the same may be reduced pursuant to Section 2.03(b). As of the Effective Date, the Aggregate Maximum Credit Amounts equals $150,000,000, subject in all events to the then-effective Borrowing Base.

“Applicable Lending Office” means, for each Lender, the lending office of such Lender (or an Affiliate of such Lender) designated on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Agent and Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” means, for any date and any Benchmark, three and one-quarter percent (3.25%) per annum, as adjusted from time to time

“Approved Counterparty” means (i) any Lender or Affiliate of a Lender and (ii) any other Person that at the time it made or entered into such trade or confirmation under a Hedging Agreement, such Person was a Lender or an Affiliate of a Lender under this Agreement.

“Approved Third Party Hedge Provider” means any Person engaged in the business of entering into Hedging Agreements that (i) has (or the credit support provider of such Person has), at the time Borrower enters into a Hedging Agreement with such Person, a long term senior unsecured debt rating of A- or better from S&P or A3 or better from Moody’s, and (ii) is acceptable to Agent and the Required Lenders in their sole discretion.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.

“Availability” means, at any time, (a) the lesser of (i) the Aggregate Maximum Credit Amounts and (ii) the Borrowing Base less (b) the aggregate outstanding principal amount of Loans together with the LC Exposure.

“Banking Services” means each and any of the following bank services provided to Borrower or any Subsidiary by any Lender or any Affiliate of a Lender: (a) commercial credit cards and (b) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of Borrower or any Subsidiary, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services to Borrower or any Subsidiary.

“Benchmark” means, initially Daily Simple SOFR provided that if a replacement of Benchmark has occurred pursuant to Section 3.02(a)(ii), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for the then-current Benchmark, for purposes of Section 3.02(a)(ii), the first alternative set forth below that can be determined by Agent:

(i)the sum of: (i) Daily Simple SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

(ii)the sum of (i) the Effective Federal Funds Rate and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(iii)the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Agent as the replacement for such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Note and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operations changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the first to occur of (a) or (b) below, as confirmed by a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark: (a) the specified date on which the administrator of the then-current Benchmark ceases to provide such Benchmark, permanently or indefinitely, provided that, at such time, there is no successor administrator that will continue to provide such Benchmark; or (b) the specified date on which such Benchmark is no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiaries” means Agent, the Lenders, the Issuing Bank and each Approved Counterparty and each Banking Services Provider.

“Borrowing Base” means at any time the loan amount that may be supported by the Oil & Gas Properties of Borrower and its Subsidiaries, as determined by Agent and approved by Required Lenders, or all of the Lenders, as applicable, as set out in Section 2.08 hereof. As of the Effective Date, the Borrowing Base shall be $35,000,000, as redetermined from time to time in accordance with Section 2.08.

“Borrowing Base Deficiency” means, and occurs when, the amount by which the sum of (i) the aggregate outstanding principal amount of the Loans, plus (ii) the LC Exposure, exceeds the Borrowing Base, whether as the result of a redetermination, a scheduled reduction, or otherwise.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties described in the most recent Reserve Report, but excluding any Oil and Gas Properties to which no Proven Reserves are attributed or that Borrower and Agent otherwise concur have not been given value in the most recent determination of the Borrowing Base.

“Borrowing Date” means the date elected by Borrower pursuant to Section 2.02(a).

“Borrowing Request” means a Loan request duly executed by Borrower, substantially in the form of Exhibit B.

“Borrowing Base Utilization” means at any time, an amount equal to the quotient of (i) the aggregate principal amount of Loans outstanding plus LC Exposure, divided by (ii) the Borrowing Base.

“Business Day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.

“Cash Collateralize” means, to pledge and deposit with or deliver to Agent, for the benefit of Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if Agent and Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Agent and Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(b)commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(c)demand deposits, and time deposits maturing within one year from the date of creation thereof, with, or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating no lower than an investment grade rating (A-3 by S&P, P-3 by Moody’s or F-3 by Fitch), as such rating is set forth from time to time, by at least two of the following rating agencies: S&P, Moody’s or Fitch.

(d)shares in any SEC registered 2a-7 money market fund that has net assets of at least $500,000,000 and the highest rating available from any of S&P, Moody’s or Fitch.

“Change of Control” means an event or series of events by which Parent shall cease for any reason to have record and beneficial ownership of 100% of the Equity Interests of Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Collateral” means substantially all the Property owned by Borrower or any Subsidiary, as described in the Security Documents, including, among other things, the Mortgaged Properties and any other Property which may now or hereafter secure the Obligations or any part thereof.

“Commitment” means, for any Lender, its obligation to make Loans to Borrower and to participate in the Letters of Credit as provided in Section 2.01(b) up to the lesser of (i) such Lender’s Maximum Credit Amount, and (ii) the Lender’s Percentage Share of the amount equal to the then effective Borrowing Base.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended  from  time  to  time,  and  any  successor  statute,  or  any  rule,  regulation  or  order  of  the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate from Borrower substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as of any date, the current assets which would be reflected on a balance sheet of Parent, prepared as of such date in accordance with GAAP, provided that Consolidated Current Assets shall not include (i) Availability, (ii) the amount of any non-cash items as a result of the application of ASC Topic 815 and any subsequent amendments thereto; or (iii) the fair value of any Hedging Agreements and other derivative contracts (whether deemed effective or non-effective).

“Consolidated Current Liabilities” means, as of any date, the consolidated current liabilities which would be reflected on a balance sheet of Parent, for any period, prepared as of such date in accordance with GAAP thereto or the fair value of any Hedges or any and other derivative contract (whether deemed effective or non-effective) and current maturities of funded indebtedness of Borrower.

“Consolidated Net Income” means with respect to Parent, for any period, the aggregate of the net income (or loss) of Parent, after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which Parent has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Parent in accordance with GAAP) except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Parent; (ii) the net income (but not loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; (v) any non-cash gains or losses or positive or negative adjustments under FASB ASC 815 (and any statement replacing, modifying, or superseding such statement) as the result of changes in the fair market value of derivatives; and (vi) the cumulative effect of a change in accounting principles and any gains or losses attributable to write ups or write downs of assets.

“Constituent Documents” means, as applicable, for any Person that is not an individual, the articles or certificate of incorporation or formation, certificate of limited partnership, regulations, bylaws, operating agreement, company agreement, partnership or limited partnership agreement, and all similar documents related to the formation and governance of that Person, together with all amendments thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 51% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

“Daily Simple SOFR” means, for any Interest Period, the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time) for the day that is five (5) U.S. Government Securities Business Days prior to the first day of such Interest Period, as determined by Agent; provided, that if Agent decides at any time that such lookback convention is not administratively feasible for Agent, then Agent may, permanently or temporarily, implement another convention (which may use a lookback of different duration) in its reasonable discretion, without further notice to or consent from Borrower.

“Debt” means, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (e) all obligations of such Person under “synthetic lease” transactions or other off balance sheet financings; (f) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss (howsoever such assurance shall be made, including by means of obligations to pay for goods and services even if such goods or services are not actually taken, received or utilized by such Person, to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss); (h) obligations of such Person with respect to Disqualified Capital Stock; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (j) payments for obligations under Hedging Agreements; provided, however, that “Debt” does not include (i) the mark-to-market values for Hedging Agreements; provided, however, that the mark-to-market values for Hedging Agreements in accordance with ASC Topic 815 shall be excluded until such time as the gains or losses from the Hedge Agreements are actually realized or expire; (ii) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation of Oil and Gas Properties or with respect to appeal bonds, (iii) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not aged greater than one hundred twenty (120) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or (iv) endorsements of negotiable instruments for collection. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debt to EBITDAX Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) the Funded Debt on such date to (ii) EBITDAX for the four fiscal quarter period ended on such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default or an event which with notice, or lapse of time, or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 12.07(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership of or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.07(b)) upon delivery of written notice of such determination to Borrower, Issuing Bank and each Lender.

“Deposit Account Control Agreement” means a deposit account control agreement to be executed by the applicable Loan Party, Agent and the depository institution, in form and substance reasonably satisfactory to Agent following notice from Agent during the continuance of an Event of Default, as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt of the type described in clause (a) of the definition thereof or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) taxes, (iii) depreciation, (iv) depletion, (v) amortization, (vi) exploration expenses, including plugging and abandonment expenses, (vii) oil and gas exploration costs expense, including intangible drilling costs and dry hole and abandonment expense, for such period, (viii) non-cash losses and charges for such period (ix) extraordinary or non-recurring losses for such period; and (x) the actual transaction costs, expenses, fees and charges (for avoidance of doubt, excluding acquisition consideration) incurred in connection with (A) the Transactions and (B) Material Acquisitions and Transfers permitted under Section 9.12 or with the prior written consent of the Required Lenders, (xi) impairment expenses, (xii) losses from dispositions of Properties (other than Hydrocarbons produced in the ordinary course of business) and (xiii) all other non-cash charges, minus (b) to the extent included in Consolidated Net Income in such period, all gains from dispositions of Properties (other than Hydrocarbons produced in the ordinary course of business) and all non-cash income added to Consolidated Net Income in such period provided that, EBITDAX shall be subject to pro forma adjustments for acquisitions and Transfers permitted under Section 9.12 or with the prior written consent of the Required Lenders assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to Agent.

“Effective Date” means the date that all of the conditions precedent in Section 6.01 are satisfied or waived.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Engineering Reports” has the meaning assigned such term in Section 2.08.

“Environmental Laws” means any and all Governmental Requirements pertaining to public health or the environment in effect in any and all jurisdictions in which Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”) Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water

Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other equivalent ownership (or profit) interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Borrower or any Subsidiary would be deemed to be a “single  employer”  within  the  meaning  of  Section 4001(b)(l) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (ii) the withdrawal of Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Excepted Liens” means:

(a)Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(d)Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, joint development agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(e)encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Property of Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any Property which in the aggregate do not materially impair the use of such Property for the purposes of which such Property are held by Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(f)deposits of or Liens on cash or securities pledged to secure (either directly, or indirectly by securing letters of credit that in turn secure) the performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of governmental benefits or insurance and other obligations of a like nature incurred in the ordinary course of business;

(g)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution for Debt owed to it;

(h)Liens in favor of depository banks arising under documentation governing deposit accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts, and similar items and fees;

(i)title and ownership interests of lessors (including sub-lessors) of Property leased by such lessors to any Loan Party, Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the applicable Loan Party’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not secure Debt of any Loan Party and do not encumber Property of any Loan Party other than the Property that is the subject of such leases and items located thereon; provided further that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the applicable Loan Party or materially impair the value of such Property subject thereto;

(j)judgment and attachment Liens  not  giving  rise  to  an  Event  of  Default  under  Section 10.01(i); provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(k)Liens of licensors of software and other intangible Property licensed by such licensors to any Loan Party, including restrictions and prohibitions on encumbrances and transferability with respect to such Property and the applicable Loan Party’s interests therein imposed by such licenses, and Liens encumbering such licensors’ titles and interests in such Property and to which the applicable Loan Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record, provided that such Liens do not encumber Property of any Loan Party other than the software and other intangible Property that is the subject of such licenses; and

(l)Liens permitted by the Security Documents; provided, however, no intention to subordinate the first priority Lien granted in favor of Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any of the foregoing Excepted Liens

“Excluded Property” means any (i) Oil and Gas Property or other real property of the Loan Parties that is not a Borrowing Base Property, (ii) motor vehicle subject to a certificate of title statute, (iii) contract, license, agreement, instrument or other document (or any item of property subject thereto) to the extent that the grant of a security interest therein is prohibited thereby or constitutes a default thereunder, except to the extent that such prohibition or default is ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as adopted in the State of Texas, (iv) any Excluded Account, (v) any equity interest in a Subsidiary, (vi) other Property specified as “Excluded Property” in any Security Document, and (vii) other Property that Agent determines to be immaterial for a credit based on oil and gas reserves.

“Excluded Swap Obligation” means, (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act and (b) with respect to Borrower, any Swap Obligation of another Loan Party if, and to the extent that, all or a portion of the joint and several liability of such Borrower with respect to, or the grant of such Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, joint and several liability of such Borrower, or grant of such security interest by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 5.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.06, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.06(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York (or a successor administrator of the effective federal funds rate) based on federal funds transactions by depository institutions and published by the Federal Reserve Bank of New York or any successor publisher of the effective federal funds rate, with the conventions for this rate (which may include a lookback) being established by Agent in its reasonable discretion

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage Share of the outstanding LC Exposure with respect to Letters of Credit issued by Issuing Bank, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Floor” means, for any date and any Benchmark, the benchmark rate floor of 4.15% per annum. “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, at any date, the consolidated principal amount of all Debt (without duplication) of the Loan Parties described in clauses (a), (b), (c), (d) or (e) of the definition herein of “Debt” (in each case, other than any such Debt disclosed on Schedule 9.01).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property (including any supra-national bodies such as the European Union or the European Central Bank). Unless otherwise specified, all references to Governmental Authority herein means a Governmental Authority having jurisdiction over, where applicable, Borrower, its Subsidiaries or any of their Property or Agent, any Lender or any Applicable Lending Office.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, treaty, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including Regulation D and Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Guarantor” means the Parent and each current and future Subsidiary of Borrower that has executed a Guaranty Agreement and any other Person that becomes a guarantor of all or any portion of the Obligations pursuant to Section 8.09(d).

“Guaranty Agreement” means the Guaranty Agreement executed by each Guarantor in form and substance satisfactory to Agent guarantying, unconditionally, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into the account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) of such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

“Hedging Agreements” means any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction, and any and all Master Agreements, trades, confirmations, and transactions entered into pursuant thereto; provided that (a) no contract for the sale of Hydrocarbons for deferred shipment or delivery that is intended to be settled by physical delivery shall be a Hedging Agreement so long as such contract does not provide for a fixed price before such shipment or delivery for such Hydrocarbons (other than, for the avoidance of doubt, any such contract that provides for “first of month” pricing or other one month pricing for deliveries of Hydrocarbons for the immediately following calendar month), and (b) for the sole purpose of Section 9.18, the term “Hedging Agreements” shall be deemed to exclude all purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which none of the Loan Parties has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom, produced or to be produced in conjunction therewith from a well bore.

“Indemnified Parties” has the meaning assigned such term in Section 12.03(a)(ii).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and

(b) to the extent not otherwise described in (a), Other Taxes.

“Indemnity Matters” means any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (excluding, for the avoidance of doubt, special, indirect, or consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

“Initial Funding” means the funding of the initial Loans or issuance of the initial Letters of Credit occurring on or after the Effective Date and upon satisfaction of the conditions set forth in Section 6.01 and Section 6.02.

“Initial Reserve Report” means the Reserve Report prepared by DeGolyer and MacNaughton with respect to the Oil and Gas Properties of the Loan Parties as of January 1, 2023, as provided by Borrower to Agent and the Lenders and utilized by Agent and the Lenders in determining the initial Borrowing Base hereunder.

“Interest Period” means, as to any Daily Simple SOFR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar quarter that is one month thereafter Accrued interest shall be payable quarterly in arrears on the last day of each June, September, December and March of each calendar year, commencing June 30, 2023 (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar quarter, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar quarter (or on a day for which there is no numerically corresponding day in the last calendar quarter of such Interest Period) shall end on the last Business Day of the last calendar quarter of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date.

“Investment Account” means any and all investment accounts, commodity accounts, and securities accounts now owned or hereafter acquired or opened by a Loan Party, together with all securities, securities entitlements, monies, instruments, certificates, checks, drafts, wire transfer receipts and other property deposited therein and all balances therein.

“Investment Account Control Agreement” means a control agreement, in form and substance satisfactory to Agent, which grants Agent “control” as defined in the Uniform Commercial Code in effect in the applicable jurisdiction over any Investment Account maintained by a Loan Party, in each case, among Agent, such Loan Party and the applicable financial institution at which the Investment Account is maintained.

“IRS” means the United States Internal Revenue Service. “LC Commitment” at any time means $1,000,000.00.

“LC Exposure” at any time means the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed.

“Letter of Credit Agreements” means the written agreements with Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by Issuing Bank of the Letters of Credit, such agreements to be on Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by Borrower and Issuing Bank.

“Letters of Credit” means the letters of credit issued pursuant to Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and “Letter of Credit” means any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Agreements, each Security Document, each Borrowing Request and each Guaranty Agreement together, in each case, with all exhibits, schedules and attachments thereto, and all other agreements, documents or instruments from time to time executed or delivered in connection with or pursuant to any of the foregoing, and any amendments or restatements with respect to any of the foregoing.

“Loan Parties” means, collectively, Borrower and the Guarantors, and “Loan Party” means any one of the foregoing.

“Loans” means the loans as provided for by Sections 2.01(a).

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master derivatives agreement, and any schedules to any of the foregoing.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by Borrower and its Subsidiaries in excess of a dollar amount equal to ten percent (10%) of the then effective Borrowing Base.

“Material Adverse Effect” means a material and adverse effect upon, or material adverse change in, (i) the business, assets, liabilities or financial condition of Parent, (ii) the ability of Parent to duly and punctually pay and perform their obligations under the Loan Documents, (iii) the validity or enforceability of the Loan Documents, or (iv) the ability of Agent or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant to the Loan Documents.

“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Debt, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the Hedge Termination Value of such Hedging Agreement.

“Maturity Date” means the earlier to occur of (i) June 28, 2027, or (ii) the date that the Commitments are sooner terminated pursuant to Section 2.03(b) or Section 10.02.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts” (as the same may be reduced pursuant to Section 2.03(b) pro rata to each Lender based on its Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred two percent (102%) of the Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Agent and Issuing Bank in their sole discretion. “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means the Property owned by Borrower and its Subsidiaries which is subject to the Liens existing and to exist under the terms of the Security Documents granting Liens in Oil and Gas Properties.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA. “Non-Consenting Lender” means any Lender that does not approve (a) any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.04 (other than any proposed Borrowing Base that would increase the then-current Borrowing Base) and (ii) has been approved by the Required Lenders or (b) any proposed Borrowing Base that would increase the then-current Borrowing Base that has been approved by the Supermajority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the Notes provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.

“Obligations” means all indebtedness, obligations and liabilities of Borrower or any Subsidiary to (a) any Lender, Agent, Issuing Bank, any Approved Counterparty, or any Banking Services Provider, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case arising or incurred under this Agreement, any of the other Loan Documents, any Hedging Agreement or in respect of any of the Loans made, reimbursement obligations incurred, Banking Services Obligations, or any of the Notes, Letters of Credit or other instruments at any time evidencing any of the foregoing, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, and all renewals, extensions, refinancings and replacements for the foregoing; provided that if any Person is an Approved Counterparty with respect to one or more Hedging Agreements with a Loan Party and ceases to be a Lender or an Affiliate of a Lender, the Obligations shall only include obligations in respect of such Hedging Agreements to the extent arising from transactions entered into during or prior to the time such Person was a Lender or Affiliate of a Lender and shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or Affiliate of a Lender, and provided further that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury. “Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests;  all  presently existing or future unitization, pooling agreements  and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment, or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means the Oil and Gas Properties of Borrower and/or its Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.06).

“Parent” means Epsilon Energy Ltd, an Alberta, Canada corporation. “Participant” has the meaning assigned to such term in clause (d) of Section 12.06. “Participant Register” has the meaning specified in clause (d) of Section 12.06.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned to it in Section 11.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

“PDP Reserves” means Proven Reserves which are categorized as both "Developed" and "Producing" in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

“Percentage Share” means the percentage of the Aggregate Commitments to be provided by a Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Permitted Liens” means Liens permitted by Section 9.02 of this Agreement.

“Permitted Tax Distributions” means, with respect to Borrower so long as it is taxable as a partnership or classified as a disregarded entity for United States federal income tax purposes, tax distributions to Parent in an aggregate amount that does not exceed (a) the sum of the highest marginal United States federal income tax rates applicable to individuals on ordinary income, multiplied by (b) Parent’s federal taxable income attributable to its Equity Interests in Borrower.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by Borrower, any Subsidiary or an ERISA Affiliate, and (ii) is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA but excluding any Multiemployer Plan.

“Post Default Rate” means, in respect of any principal of any Loan or any other amount payable by Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to two percent (2%) per annum above the Benchmark then in effect. in effect from time to time plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proven Reserves” means, at any particular time, collectively, oil and gas reserves that are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”, in each case, in the definitions promulgated by the Society of Petroleum Evaluation Engineers as in effect at the time in question.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty of such Loan Party, or the grant by such party of a security interest or lien to secure, or the provision of other support of, such Swap Obligation becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) Agent, (b) any Lender and (c) Issuing Bank, as applicable.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Governmental Requirement, (b) any change in any Governmental Requirement or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time while no Loans are outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Commitments and, at any time while Loans are outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(c)); provided that, the portion of the unpaid principal amount of the outstanding Loans held or deemed held by and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders; provided further that, at any time there are only one or two Lenders under this Agreement, “Required Lenders” means all Lenders (subject to the foregoing proviso regarding Defaulting Lenders).

“Reserve Report” means a report, in form and substance reasonably satisfactory to Agent, setting forth, as of each October 1 and April 1 (or such other date in the event of an unscheduled redetermination); (i) the oil and gas reserves attributable to Borrower’s Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date and (ii) such other information as Agent may reasonably request.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, or any Vice President of such Person (or its general partner or managing member, as applicable), or any other authorized representative designated in resolutions adopted by the board of directors or other governing body of such Person (or its general partner or managing member, as applicable) and, with respect to financial matters, the term “Responsible Officer” shall include the chief financial officer, principal accounting officer or treasurer of such Person (or its general partner or managing member, as applicable), or any other authorized representative designated in resolutions adopted by the board of directors or other governing body of such Person (or its general partner or managing member, as applicable). Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of Borrower.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto. “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource- center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or otherwise subject to any Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource- center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm- treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) any Person operating in, organized in, or controlled by, a Sanctioned Country, (iii) a person resident in a Sanctioned Country, or (iv) any Person owned or Controlled by any such Person or Persons described in any of the clauses above in this definition.

“Scheduled Redetermination Dates” means the semi-annual dates on which the Borrowing Base will be determined as set forth in Section 2.08(d) hereof, being April 1 and October 1 during the term of the Loan, commencing October 1, 2023.

“Security Documents” means the Deposit Account Control Agreements, Investment Account Control Agreements, pledge agreements, security agreements, mortgages, the agreements or instruments, and any and all other agreements or instruments now or hereafter executed and delivered by Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for or guarantee of the payment or performance of, the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements or instruments may be amended, supplemented, modified or restated from time to time.

“Security Termination” has the meaning assigned to such term in Section 11.09(b)(x).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR, plus the Applicable Margin.

“Solvent” means, (a) the fair value of the Property of Parent, at a fair valuation and taken as a whole, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of Parent, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

“Subsidiary” means, with respect to any Person, a Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person or, in the case of a partnership, constituting a majority of the outstanding voting general partnership interests of such Person (in each case irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more Subsidiaries of the parent or by the parent and one or more of the Subsidiaries of the parent.

“Supermajority Lenders” means, at any time while no Loans are outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitments and, at any time while Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(c)); provided that, the portion of the unpaid principal amount of the outstanding Loans held or deemed held by and the Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders unless all Lenders are Defaulting Lenders; provided further that, at any time there are only one or two Lenders under this Agreement, “Supermajority Lenders” means all Lenders (subject to the foregoing proviso regarding Defaulting Lenders).

“Swap” means any “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. “Swap Obligation” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means the greater of (a) $3,000,000 or (b) ten per cent (10%) of the Borrowing Base then in effect.

“Transactions” means, collectively, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the initial borrowing under this Agreement and the payment of fees, commissions and expenses in connection with each of the foregoing.

“Transfer” means any sale, assignment, farm-out, conveyance or other transfer of any Oil and Gas Property, or any interest in any Oil and Gas Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) of Borrower or any Subsidiary, except for (i) transfers among Borrower and the Subsidiaries, (ii) the sale of Hydrocarbons in the ordinary course of business, (iii) farmouts and acreage swaps of undeveloped acreage and/or depths and transfers or assignments in connection with such farmouts and acreage swaps; provided that for purposes of clarity, any farmout or acreage swap of proved, undeveloped acreage and/or depths shall, solely to the extent of such proved, undeveloped acreage and/or depths, constitute a “Transfer” that is subject to Section 9.13, (iv) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic, (B) no longer necessary for the business of Borrower or such Subsidiary or (C) contemporaneously replaced by equipment of at least comparable value and use, and (v) the sale or transfer of Oil and Gas Properties that are not Borrowing Base Properties, and sales or transfers of all (but not less than all) of the Equity Interests in any Subsidiary that does not own any Borrowing Base Property.

“Triggering Event” means the novation or assignment (unless novated or assigned to an Approved Counterparty), unwinding or termination (unless replaced with positions or contracts no less advantageous to Borrower or the Subsidiary party thereto), or amendment (if such amendment is materially adverse to Borrower or such Subsidiary party thereto) of a hedge position or Hedging Agreement considered by Agent in determining the then effective Borrowing Base, which, in either such case, after giving effect to such event, results in the aggregate amount of all such events (the value of such hedge position or Hedging Agreement subject to any such event, to be reasonably determined by Agent) since the most recent redetermination of the Borrowing Base exceeding five per cent (5%) of the Borrowing Base then in effect.

“Unscheduled Redetermination Date” means the date of a redetermination of the Borrowing Base made at any time other than on the Scheduled Redetermination Dates made (i) at the request of Borrower (only once between Scheduled Redetermination Dates) or (b) at the request of Bank (only once between Scheduled Redetermination Dates).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.06(g).

“Withholding Agent” means any Loan Party and Agent.

Section 1.03Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Borrower referred to in Section 7.02 (except for changes concurred with by Borrower’s independent public accountants); provided that, for purposes of covenant compliance hereunder, all leases by Borrower and its Subsidiaries shall continue to be accounted for as operating leases or capital leases in accordance with generally accepted accounting principles as in effect at the date of this Agreement without regard to FASB ASC 842.

Section 1.04Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” T “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.05Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07Conforming Changes. In connection with the use or administration of Daily Simple SOFR, Agent will (in consultation with Borrower) have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR.

ARTICLE II.

COMMITMENTS

Section 2.01Loans and Letters of Credit.

(a)Loans. Subject to the terms of this Agreement, each Lender severally agrees, on the terms and conditions of this Agreement, to make loans to Borrower during the period from and including (i) the Effective Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), through the Maturity Date in an aggregate principal amount at any one time outstanding up to, but not exceeding the amount of such Lender’s Commitment as then in effect; provided, however, that the aggregate principal amount of all such Loans by all Lenders hereunder at any one time outstanding together with the LC Exposure shall not exceed the Aggregate Commitments. Subject to the terms of this Agreement, during the period from the Effective Date through the Maturity Date, Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a).

(b)Letters of Credit. During the period from and including the Effective Date to, but excluding the date five (5) Business Days prior to the Maturity Date, subject to the terms of this Agreement, Issuing Bank, as issuing bank for the Lenders, agrees to extend credit for the account of Borrower or any Subsidiary at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, the LC Exposure at any one time outstanding shall not exceed the lesser of (i) the LC Commitment and (ii) the Aggregate Commitments, as then in effect, minus the aggregate principal amount of all Loans then outstanding. The Lenders shall participate in such Letters of Credit according to their respective Percentage Shares. Each of the Letters of Credit shall (i) be issued by Issuing Bank, (ii) contain such terms and provisions as are reasonably required by Issuing Bank, including a term of not more than twelve (12) months from the date of issuance, (iii) be for the account of Borrower or a Subsidiary and

(iv)	expire not later than five (5) Business Days before the scheduled Maturity Date.

Section 2.02Borrowings and Letters of Credit.

(a)Borrowings. Borrower shall give Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, and (ii) the date (which shall be a Business Day) of the Loans to be borrowed.

(b)Minimum Amounts. All SOFR Loans shall be in amounts of at least any whole multiple of $100,000

(c)Notices. All borrowings shall require advance written notice to Agent (which shall promptly notify the Lenders) in the form of the Borrowing Request (or, in each case, telephonic or e-mail notice promptly confirmed by a Borrowing Request), which in each case shall be irrevocable, to be received by Agent not later than 11:00 a.m. Houston, Texas time three (3) Business Days prior to the date of each borrowing. Without in any way limiting Borrower’s obligation to confirm in writing any telephonic notice, Agent may act without liability upon the basis of telephonic notice believed by Agent to be from Borrower prior to receipt of written confirmation.

(d)Advances. Not later than 11:00 a.m. Houston, Texas time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to Agent, to an account which Agent shall specify, in immediately available funds, for the account of Borrower. The amounts so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by depositing the same, in immediately available funds, to one or more accounts designated by Borrower in the applicable Borrowing Request.

(e)Letters of Credit. Borrower shall give Issuing Bank (which shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit) advance notice to be received by Issuing Bank not later than 11:00 a.m. Houston, Texas not less than three (3) Business Days prior thereto of each request for the issuance, and at least thirty (30) Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof (which shall not exceed twelve (12) months from the date of issuance), (iv) the name and address of the beneficiary thereof, and (v) such other information as Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, Issuing Bank shall issue, renew or extend such Letter of Credit to the beneficiary thereof. In conjunction with the issuance of each Letter of Credit, Borrower and the Subsidiary, if the account party, shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, Borrower, Issuing Bank, Agent and the Lenders hereby agree that the provisions of this Agreement shall govern. Issuing Bank will send to Borrower and each Lender, promptly upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

Section 2.03Changes of Commitments.

(a)The Aggregate Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Credit Amounts after adjustments resulting from reductions pursuant to Section 2.03(b) and, (ii) the Borrowing Base as determined from time to time.

(b)Borrower shall have the right to terminate or to reduce the amount of the Aggregate Maximum Credit Amounts at any time, or from time to time, upon not less than three (3) Business Days’ prior notice to Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $250,000 or any whole multiple of $100,000 in excess thereof) and shall be irrevocable and effective only upon receipt by Agent (unless otherwise specified by Borrower in a payoff letter or another communication accepted by Agent).

(c)The Aggregate Maximum Credit Amounts once terminated or reduced may not be reinstated.

Section 2.04Fees.

(a)Origination Fee. Borrower shall pay to Agent for the account of each Lender (other than any Defaulting Lender) on the Effective Date an origination fee of $140,000, calculated as ten (10) basis points per year for each of the four years of the term of the Loan multiplied by the initial Borrowing Base.

(b)	Letter of Credit Fees.

(i)Borrower agrees to pay Agent, for the account of each Lender (other than any Defaulting Lender), commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of Issuing Bank existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) at a rate per annum based on the current Applicable Margin for SOFR Loans, provided that each Letter of Credit shall bear a minimum commission of $500. Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to Issuing Bank, or for any deductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit. Such commissions are payable quarterly in arrears on the last day of each calendar quarter and upon cancellation or expiration of each such Letter of Credit.

(ii)Upon each issuance, renewal or extension of any Letter of Credit, Borrower shall pay a documentation fee in the sum of the greater of $300 or two percent (2%) per annum to Agent for the account of Issuing Bank.

(iii)Borrower shall pay to Issuing Bank such other usual and customary fees of Issuing Bank associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

Section 2.05Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

Section 2.06Notes. The Loans made by each Lender shall be evidenced by a single promissory note of Borrower in substantially the form of Exhibit A, dated (i) the Effective Date, (ii) the effective date of an Assignment pursuant to Section 12.06(b), payable to such Lender in a principal amount equal to its Maximum Credit Amount as originally in effect and otherwise duly completed, and such substitute Notes as required by Section 12.06(b). The date, amount, and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.07Prepayments.

(a)Voluntary Prepayments. Upon not less than three (3) Business Days prior written notice to Agent, Borrower may prepay the Loans (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $100,000 or, if less, the remaining aggregate principal balance outstanding on the Notes) and shall be irrevocable and effective only upon receipt by Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date.

(b)	Mandatory Prepayments.

(i)Termination or Reduction of Aggregate Maximum Credit Amounts. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.03(b), the outstanding aggregate principal amount of the Loans plus the LC Exposure exceeds the Aggregate Commitments, Borrower shall (i) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and (ii) if any excess remains after prepaying all of the Loans because of LC Exposure, pay to Agent on behalf of the Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.10(b) hereof.

(ii)Deficiency Resulting from Redetermination of Borrowing Base. Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.08, if the redetermined Borrowing Base results in a Borrowing Base Deficiency, then Borrower shall, within ten (10) days after being notified of the Borrowing Base Deficiency, indicate by written notice to Agent of Borrower’s election (such notice an “Election Notice”) to do the following: (w) prepay the Loans within forty-five (45) days after sending the Election Notice in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency (together with interest on the principal amount paid accrued to the date of such prepayment), (x) grant to Agent within forty-five (45) days after sending the Election Notice a first priority Lien on additional Oil and Gas Properties of Borrower, which in the Lenders’ sole determination, have sufficient value to eliminate such Borrowing Base Deficiency, (y) elect to make a payment equal to one-sixth of such Borrowing Base Deficiency (together with interest on the principal amount paid accrued to the date of such prepayment) within forty-five (45) days after sending the Election Notice and on the corresponding day of the month in each five (5) consecutive months occurring after the month of such election date (provided that if any such month does not have a corresponding day, then with respect to such month(s), the last day of the month shall be deemed to be such corresponding day and if any corresponding day is not a Business Day, then the immediately succeeding Business Day shall be deemed to be such corresponding day) or (z) eliminate the Borrowing Base Deficiency through a combination of the actions described in clauses (w), (x) and (y). If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans and granting first priority Liens in additional Properties to Agent, Borrower shall pay to Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.10(b).

(iii)Transfer. If, after a Transfer of any Borrowing Base Property to the extent allowed by Section 9.11(a) and the reduction in the Borrowing Base pursuant to Section 2.08(f), a Borrowing Base Deficiency exists, then Borrower shall, within three (3) Business Days after receipt thereof, prepay the Loans with the net proceeds received from such

Transfer in an amount necessary to eliminate such Borrowing Base Deficiency. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, Borrower shall pay to Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.10(b). Notwithstanding anything in this Agreement to the contrary, if at the time of any permitted Transfer a Borrowing Base Deficiency exists, then Borrower shall, concurrently with the receipt thereof, prepay the Loans with the net proceeds received from such Transfer to the extent necessary to eliminate the portion of the Borrowing Base Deficiency resulting from such Transfer and such preexisting Borrowing Base Deficiency; and Borrower shall remain obligated, pursuant to the terms of this Agreement, to eliminate any Borrowing Base Deficiency remaining after prepaying the Loans with the net proceeds from such Transfer. If Borrower Transfers any Borrowing Base Property at such time as an Event of Default exists, Borrower shall, concurrently with the receipt of proceeds therefrom, prepay the Loans in an amount equal to the lesser of (x) the aggregate principal amount outstanding on the Loans and (y) one hundred percent (100%) of the net proceeds received from such Transfer. The preceding sentence shall not be interpreted as permitting the sale of any Property at such time as an Event of Default exists without the prior written consent of the Lenders.

(iv)Proceeds from Hedging Agreements during Event of Default. At any time that an Event of Default exists, any proceeds received by Borrower under any Hedging Agreements, including as a result of the termination or early termination thereof, shall be used immediately upon receipt thereof to prepay the Loans in an amount equal to the lesser of (x) the aggregate principal amount outstanding on the Loans and (y) one hundred percent (100%) of the net proceeds received.

(v)Triggering Event. Upon each reduction of the Borrowing Base under Section 2.08(g) from the occurrence of a Triggering Event, if a Borrowing Base Deficiency then exists or results therefrom, then Borrower shall prepay the Loans or, if the Loans have been repaid in full, pay to Agent on behalf of the Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.10(b) hereof, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the net cash proceeds of such Triggering Event and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.

(c) Generally. Prepayments permitted or required under this Section 2.07 shall be  without premium or penalty. Any prepayments on the Loans may be reborrowed subject to the then effective Aggregate Commitments.

Section 2.08Borrowing Base.

(a)Borrowing Base Determination. The Borrowing Base shall be determined in accordance with Section 2.08(b) by Agent and the Supermajority Lenders (in the case of any reaffirmation or decrease in the Borrowing Base) or Agent and all of the Lenders (in the case of any increase in the Borrowing Base) and the Borrowing Base is subject to redetermination in accordance with Section 2.08(d), (e), (f) and (g). Upon any redetermination of the Borrowing Base, such redetermination shall remain in effect until the next successive Redetermination Date. So long as any of the Commitments are in effect or any LC Exposure or Loans are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base. During the period from and after the Effective Date until the next redetermination pursuant to Section 2.08(d), (e), (f) and (g) or adjustment pursuant to Section 8.08(c), the amount of the Borrowing Base shall be $35,000,000.

(b)Determination Procedure. Upon receipt of the reports required by Section 8.07 and such other reports, data and supplemental information as may from time to time be reasonably requested by Agent (the “Engineering Reports”), Agent and the Supermajority Lenders (in the case of any reaffirmation or decrease in the Borrowing Base) or Agent and all of the Lenders (in the case of any increase in the Borrowing Base) will redetermine the Borrowing Base. Such redetermination will be in accordance with their normal and customary practices and procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time, and may also take into consideration the financial condition, Debt, hedge position and business of Borrower and its Subsidiaries and such other factors as Agent customarily deems appropriate. Agent, in its sole discretion, may make adjustments to the rates, volumes and prices and other assumptions set forth therein in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. Agent shall propose to the Lenders a new Borrowing Base within fifteen (15) days following receipt by Agent and the Lenders of the Engineering Reports in a timely and complete manner. After having received notice of such proposal by Agent, the Supermajority Lenders (in the case of any reaffirmation or decrease in the Borrowing Base) or all of the Lenders (in the case of any increase in the Borrowing Base) shall have fifteen (15) days to agree or disagree with such proposal. If the Supermajority Lenders notify Agent within fifteen (15) days of their disapproval of a proposed reaffirmation, decrease or increase in the Borrowing Base, the Supermajority Lenders shall, within a reasonable period of time, agree on a new Borrowing Base. Notwithstanding anything herein to the contrary, Agent and all of the Lenders must approve any increase in the Borrowing Base.

(c)Excluded Oil and Gas Property. Agent may exclude any Oil and Gas Property or portion of production therefrom or any income from any other Property from the Borrowing Base, at any time, because environmental information is not reasonably satisfactory or such Property is not assignable.

(d)Redeterminations. So long as any of the Commitments are in effect and until payment in full of all Loans and LC Exposure hereunder and termination of all Letters of Credit issued hereunder, on or around the Scheduled Redetermination Dates of each fiscal year, the Lenders shall redetermine the amount of the Borrowing Base in accordance with Section 2.08(b).

(e)Unscheduled Redeterminations. In addition to the redeterminations of the Borrowing Base described in Section 2.08(b), (i) Borrower may initiate Unscheduled Redeterminations at any other time as it so elects by specifying in writing to Agent (who will promptly notify the Lenders) the date by which Borrower will furnish to Agent and the Lenders a Reserve Report in accordance with Section 8.07(b) and the date by which such redetermination is requested to occur; provided, however, that Borrower may initiate such unscheduled redetermination (x) only one time between each Scheduled Redetermination Date and (y) from time to time, pursuant to a Material Acquisition of additional Oil and Gas Properties by Borrower or any of its Subsidiaries, and (ii) Agent, at the direction of the Required Lenders, may initiate a redetermination of the Borrowing Base at any other time they so elect by specifying in writing to Borrower the date by which Borrower is to furnish a Reserve Report in accordance with Section 8.07(b) and the date on which such redetermination is to occur; provided, however, that Agent, at the direction of the Required Lenders, may initiate such unscheduled redetermination only one time between each Scheduled Redetermination Date.

(f)Redetermination Concurrent with Transfer. To the extent allowed by Section 9.12, if Borrower Transfers any Property between Scheduled Redetermination Dates with an aggregate Borrowing Base value (as determined by the Supermajority Lenders in their reasonable discretion) in excess of five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall automatically be reduced upon execution of such Transfer by an amount equal to such excess.

(g)Redetermination Concurrent with Triggering Event. Effective immediately upon the occurrence of a Triggering Event, the Borrowing Base shall automatically be reduced on the date such Triggering Event is effected by an amount equal to the value, if any, assigned to the hedge position or Hedging Agreement under the then effective Borrowing Base, as reasonably determined by Agent.

(h)Effective Upon Notice. Promptly following any redetermination of the Borrowing Base, Agent shall notify in writing Borrower and the Lenders of the new Borrowing Base. Any such redetermination of the Borrowing Base shall not be effective until Borrower receives written notice thereof.

Section 2.09Assumption of Risks. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither Issuing Bank (except in the case of gross negligence or willful misconduct on the part of Issuing Bank or any of its employees), its correspondents nor any Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond Issuing Bank’s control or the control of Issuing Bank’s correspondents. In addition, neither Issuing Bank, Agent nor any Lender shall be responsible for any error, neglect, or default of any of Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of Issuing Bank’s, Agent’s or any Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, Borrower agrees that any action, inaction or omission taken or not taken by Issuing Bank or by any correspondent for Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on Borrower and shall not put Issuing Bank or its correspondents under any resulting liability to Borrower. Notwithstanding the foregoing, nothing herein shall be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s gross negligence, willful misconduct or bad faith, as determined in a final non-appealable judgment by a court of competent jurisdiction.

Section 2.10Obligation to Reimburse and to Prepay.

(a)Reimbursement Obligations. If a disbursement by Issuing Bank is made under any Letter of Credit, Borrower shall pay to Agent within two (2) Business Days after notice of any such disbursement is received by Borrower, the amount of each such disbursement made by Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.10 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to Daily Simple SOFR plus the Applicable Margin.. The obligations of Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Documents; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Documents; (iii) the existence of any claim, set-off, defense or other rights which Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Issuing Bank, Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Documents, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; (vi) any affiliation between Issuing Bank and any Lender, and (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Notwithstanding anything in this Agreement to the contrary, Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of Issuing Bank, except where Borrower or any Subsidiary actually recovers the proceeds for itself or Issuing Bank of any payment made by Issuing Bank in connection with such gross negligence or willful misconduct.

(b)Cash Collateral for LC Exposure. In the event of the occurrence of any Event of Default, a payment or prepayment pursuant to Section 2.07(b) or the maturity of the Notes, whether by acceleration or otherwise, an amount equal to one hundred two percent (102%) of the LC Exposure (or the excess in the case of Section 2.07(b)) shall be deemed to be forthwith due and owing by Borrower to Issuing Bank, Agent and the Lenders as of the date of any such occurrence; Borrower shall prepay the fees payable under Section 2.04(b) with respect to such issued and outstanding Letters of Credit for the full remaining terms of such Letters of Credit; and Borrower’s obligation to pay such amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which Borrower may now or hereafter have against any such beneficiary, Issuing Bank, Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be held by Issuing Bank on behalf of the Lenders as cash collateral securing the LC Exposure in an account or accounts at the Principal Office; and Borrower hereby grants to and by its deposit with Agent grants to Agent a security interest in such cash collateral. In the event of any such payment by Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or any other Loan Documents, to remit to Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.

(c)Lender Reimbursement. Each Lender severally and unconditionally agrees that it shall promptly reimburse Issuing Bank an amount equal to such Lender’s Percentage Share of any disbursement made by Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.10.

(d)Automatic Funding as Loan. Notwithstanding anything to the contrary contained herein, if no Event of Default exists or would result therefrom, to the extent Borrower has not reimbursed Issuing Bank for any drawing under a Letter of Credit within two (2) Business Days after notice of such disbursement has been received by Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Loan hereunder and used by the Lenders to pay such Letter of Credit reimbursement obligation. If an Event of Default exists, such Letter of Credit reimbursement obligation shall not be funded as a Loan, but instead shall accrue interest as provided in Section 2.10(a).

Section 2.11Lending Offices. The Loans made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.01Repayment of Loans.

(a)Loans. On the Maturity Date Borrower shall repay the outstanding aggregate principal amount of the Notes and all accrued but unpaid interest, fees and expenses thereon.

(b)Generally. Borrower will pay to Agent, for the account of each Lender, the principal payments required by this Section 3.01.

Section 3.02Interest.

(a)Interest Rate.

(i)Interest on the outstanding and unpaid principal balance of the Note shall be computed at a per annum rate equal to the Benchmark (initially the Daily Simple SOFR), plus the Applicable Margin, with said interest rate to be adjusted [daily], while such Benchmark is Daily Simple SOFR to account for any changes in Daily Simple SOFR; provided, however, in no event shall the Benchmark be less than the Floor. Each determination by Agent of the interest rate under the Note shall be conclusive and binding upon the Borrower in all respects absent manifest error and may be computed using any reasonable averaging and attribution method. Borrower understands and acknowledges that Daily Simple SOFR is a reference rate and does not necessarily represent the lowest or best rate actually charged by Agent to any customer. Borrower will pay to Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the Daily Simple SOFR plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate.

(ii)Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)Replacing the Then-Current Benchmark. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then- current Benchmark immediately for all purposes hereunder and under any other Loan Document, without any amendment to, or further action or consent of any party to this or any other Loan Document.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement,  Agent will have the right to make Benchmark Replacement  Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such  Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of any event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto or to any other Loan Document, except, in each case, as expressly required by this Section.

(d)Temporary Unavailability of Setting of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time, if a relevant setting of the then-current Benchmark is temporarily unavailable due to a systemic market disruption not falling within the scope of clause (a) of this Section, as determined by Agent in its reasonable discretion, then Agent may utilize the last available setting of the then-current Benchmark until such time as the source and/or publisher of the then-current Benchmark resumes timely publication of such Benchmark’s setting.

(b)Post Default Rate. Notwithstanding the foregoing, Borrower will pay to Agent, for the account of each Lender interest at the Post Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

(c)Due Dates. Accrued interest shall be payable quarterly in arrears on the last day of each June, September, December and March of each calendar year, commencing June 30, 2023, at the Daily Simple SOFR plus the Applicable Margin, except that interest payable at the Post Default Rate shall be payable from time to time on demand. Any accrued and unpaid interest on the Loans on the Maturity Date shall be paid on such date. Notwithstanding the foregoing, the due dates set forth in this Section 3.02(c) shall be subject to adjustment in accordance with Section 4.01.

(d)Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, Agent shall notify the Lenders to which such interest is payable and Borrower thereof. Each determination by Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

(e)Limitation on Number of Daily Simple SOFR Loans. There may be no more than an aggregate of five (5) Daily Simple SOFR Loans outstanding at any time.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

Section 4.01Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, to Agent at such account as Agent shall specify by notice to Borrower from time to time, not later than 2:00 p.m. Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim and in connection therewith, Borrower hereby waives (to the fullest extent permitted by applicable law) all defenses, rights of set-off and counterclaims it may have with respect to such payments. Each payment received by Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

Section 4.02Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of fees under Section 2.04(b)(i) shall be made for account of the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Credit Amounts or the Elected Commitments under Section 2.03(b) shall be applied to the Commitment of each Lender, pro rata according to the amount of its respective Commitment; (ii) each payment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; (iii) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; and (iv) each reimbursement by Borrower of disbursements under Letters of Credit shall be made for account of Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Lender.

Section 4.03Computations. All interest hereunder shall be computed on the basis of a year  of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Daily Simple SOFR Rate shall be determined by Agent, and such determination shall be conclusive absent manifest error.

Section 4.04Non-receipt of Funds by Agent.

(a)Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender, prior to the proposed date of any borrowing that such Lender will not make available to Agent such Lender’s share of such borrowing, Agent may assume that such Lender has made such share available on such date and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(b)Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or Issuing Bank hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

Section 4.05Set-off, Sharing of Payments, Etc.

(a)If an Event of Default shall have occurred and be continuing, Agent, each Lender, Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Agent, such Lender, Issuing Bank or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Documents to Agent, such Lender or Issuing Bank or their respective Affiliates, irrespective of whether or not Agent, such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of Agent, such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 12.07 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Agent, each Lender, Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Agent, such Lenders, Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify Borrower and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to Borrower or any Affiliate or Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

Section 4.06Taxes.

(a)Defined Terms. For purposes of this Section 4.06, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)Payments Free and Clear. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent, timely reimburse it for the payment of any Other Taxes.

(d)INDEMNIFICATION BY LOAN PARTIES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE LOAN PARTIES SHALL JOINTLY AND SEVERALLY INDEMNIFY EACH RECIPIENT, WITHIN TEN (10) DAYS AFTER DEMAND THEREFOR, FOR THE FULL AMOUNT OF ANY INDEMNIFIED TAXES (INCLUDING INDEMNIFIED TAXES IMPOSED OR ASSERTED ON OR ATTRIBUTABLE TO AMOUNTS PAYABLE UNDER THIS SECTION) PAYABLE OR PAID BY SUCH RECIPIENT OR REQUIRED TO BE WITHHELD OR

DEDUCTED FROM A PAYMENT TO SUCH RECIPIENT AND ANY REASONABLE EXPENSES ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH INDEMNIFIED TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO BORROWER BY A LENDER (WITH A COPY TO AGENT), OR BY AGENT ON ITS OWN BEHALF OR ON BEHALF OF A LENDER, SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR.

(e)INDEMNIFICATION BY THE LENDERS. EACH LENDER SHALL SEVERALLY INDEMNIFY AGENT, WITHIN TEN (10) DAYS AFTER DEMAND THEREFOR, FOR (i)ANY INDEMNIFIED TAXES ATTRIBUTABLE TO SUCH LENDER (BUT ONLY TO THE EXTENT THAT ANY LOAN PARTY HAS NOT ALREADY INDEMNIFIED AGENT FOR SUCH INDEMNIFIED TAXES AND WITHOUT LIMITING THE OBLIGATION OF THE LOAN PARTIES TO DO SO), (ii) ANY TAXES ATTRIBUTABLE TO SUCH LENDER’S FAILURE TO COMPLY WITH THE PROVISIONS OF SECTION 12.06 RELATING TO THE MAINTENANCE OF A PARTICIPANT REGISTER AND (iii) ANY EXCLUDED TAXES ATTRIBUTABLE TO SUCH LENDER, IN EACH CASE, THAT ARE PAYABLE OR PAID BY AGENT IN CONNECTION WITH ANY LOAN DOCUMENT, AND ANY REASONABLE EXPENSES ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO ANY LENDER BY AGENT SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR. EACH LENDER HEREBY AUTHORIZES AGENT TO SET OFF AND APPLY ANY AND ALL AMOUNTS AT ANY TIME OWING TO SUCH LENDER UNDER ANY LOAN DOCUMENT OR OTHERWISE PAYABLE BY AGENT TO THE LENDER FROM ANY OTHER SOURCE AGAINST ANY AMOUNT DUE TO AGENT UNDER THIS SECTION 4.06(E).

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.06, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(1)any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.06 (including by the payment of additional amounts pursuant to this Section 4.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.06(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.06(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.06(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 4.06 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V.

ADDITIONAL COSTS

Section 5.01Additional Costs.

(a)	Regulations, etc. If any Regulatory Change shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(ii)subject  any Recipient  to any Taxes  (other  than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or Issuing Bank any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender requests compensation from Borrower under this Section 5.01(a), Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional Loans until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(b)Capital Adequacy. If any Lender or Issuing Bank determines that any Regulatory Change affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain SOFR Loans hereunder, then such Lender shall promptly notify Borrower thereof and such Lender’s obligation to make SOFR Loans shall be suspended until such time as such Lender may again make and maintain SOFR Loans

Section 5.03Indemnity. Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds) which may arise, be attributable to or result due to or as a consequence of (a) any failure by Borrower to make any payment when due of any amount due hereunder in connection with a Daily Simple SOFR Loan, (b)any failure of Borrower to borrow or continue a Daily Simple SOFR Loan on a date specified therefor in a Borrowing Request, (c) any failure of Borrower to prepay any Daily Simple SOFR Loan on a date specified therefor in any Notice of Prepayment, (d) any payment, prepayment or conversion of any Daily Simple SOFR Loan on a date other than on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Daily Simple SOFR Loan other than on the last day of the Interest Period applicable thereto. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrower through Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Loan Parties under this Section 5.03 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 5.01, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.06, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 4.06, as the case may be, in the future, and

(ii)would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 5.01, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.06, and, in each case, such

Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), is subject to restrictions based on Section 5.02, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 4.06) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)Borrower shall have paid to Agent the assignment fee (if any) specified in Section 12.06;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit that have not yet been reimbursed, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 4.06, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Governmental Requirements; and

(v)in the case of an assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.01Initial Funding. The obligation of the Lenders under this Agreement are subject to the receipt by Agent of the following documents (in sufficient original counterparts, other than the Notes, for each Lender) and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to Agent in form and substance:

(a)A certificate of a Responsible Officer of Borrower setting forth (i) resolutions of its board of directors, members, managers, general partner or other governing body, as applicable, with respect to the authorization of Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of Borrower and/or its general partner (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the Constituent Documents of Borrower, certified as being true and complete.

Agent and the Lenders may conclusively rely on such certificate until Agent receives notice in writing from Borrower to the contrary.

(b)A certificate of a Responsible Officer of each Guarantor setting forth (i) resolutions of its board of directors, members, managers, general partner or managing member or other governing body, as applicable, with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor and/or its general partner or managing member (y) who are authorized to sign the Loan Documents to which such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the Constituent Documents of such Guarantor, certified as being true and complete. Agent and the Lenders may conclusively rely on such certificate until Agent receives notice in writing from such Guarantor to the contrary.

(c)Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of Borrower and each Guarantor.

(d)The Initial Reserve Report.

(e)A certificate duly and properly executed by a Responsible Officer of Borrower, in form and substance satisfactory to Agent, attesting to the Solvency of the Loan Parties immediately after giving effect to the Transactions.

(f)This Agreement, the Notes, and the Security Documents, each duly completed and executed and, if applicable, in sufficient number of counterparts for recording.

(g)Certificates of insurance evidencing the existence of all insurance required to be carried and maintained by Borrower and the Guarantors in accordance with Section 7.18 and Section 8.03(b) and describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties.

(h)Agent and the Lenders shall have received all fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of- pocket expenses required to be reimbursed or paid by Borrower hereunder (including, to the extent invoiced at least one Business Day prior to the Effective Date, the fees and expenses of Murphy Mahon Keffler Farrier, LLP, counsel to Agent).

(i)Agent shall have received all appropriate evidence required by Agent necessary to determine that Agent (for its benefit and the benefit of the Beneficiaries) shall have an Acceptable Security Interest in the Collateral at a minimum complying with the threshold under Section 8.09(a), subject to proper recording of the applicable Security Documents,

(j)Agent shall be satisfied with the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Borrower and each Guarantor that is Collateral in all applicable jurisdictions.

(k)Agent shall be satisfied with the ownership, management, capital and corporate, organization, tax and legal structure of Borrower and the Guarantors.

(l)At least five (5) Business Days prior to the Effective Date, Agent shall have received (i) all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and (ii) for any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party.

(m)Agent shall have received from Texas Capital Bank copies of releases of all liens and security interests granted to such bank by Borrower or any of its Subsidiaries as security for the loan from Texas Capital Bank to Borrower.

(n)Such other documents as Agent or any Lender or special counsel to Agent may reasonably request and customary for these types of loans pursuant to Agent’s or Lender’s current lending guidelines.

Section 6.02Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue Letters of Credit for the account of Borrower (including the Initial Funding) is subject to Agent receiving an executed Borrowing Request and the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a)no Default shall exist; and

(b)the representations and warranties made by Borrower in Article VII and by Borrower and the Guarantors in the other Loan Documents to which they are a party shall be true in all material respects on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders may expressly consent in writing to the contrary.

Each Borrowing Request or request for issuance, renewal, extension or reissuance of a Letter of Credit by Borrower hereunder shall constitute a certification by Borrower that the statements set forth in Section 6.02(a) and (b) are true (both as of the date of such notice and, unless Borrower otherwise notifies Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

Section 6.03Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

Section 6.04No Waiver. No waiver of any condition precedent shall preclude Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan or preclude the Lenders from thereafter declaring that the failure of Borrower to satisfy such condition precedent constitutes a Default.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that (each representation and warranty herein is given as of the Effective Date and shall be deemed repeated and reaffirmed on the dates of each borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):

Section 7.01Corporate Existence. Borrower and each Subsidiary: (i) is duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except in each such case where failure to have such power, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02Financial Condition. All financial information provided to Agent prior to the Effective Date is complete and correctly and fairly presents in all material respects the consolidated financial condition of Borrower and its Subsidiaries, subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements. None of Borrower nor any Subsidiary has on the Effective Date any Material Debt, material contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial information provided to Agent prior to the Effective Date. Since the date of such financial information provided to Agent prior to the Effective Date, there has been no change or event having a Material Adverse Effect.

Section 7.03Litigation. Except as set forth on Schedule 7.03, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower threatened against or affecting Borrower or any Subsidiary (i) which involves the reasonable possibility of any judgment or liability against Borrower or any Subsidiary that is not fully covered by insurance (except for normal deductibles) and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (ii) that challenge the validity of the Loan Documents or the Transactions.

Section 7.04No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions thereof, will conflict with or result in a breach of, or require any consent which has not been obtained as of the Effective Date under, the respective Constituent Documents of Borrower or any Subsidiary, or any Governmental Requirement or any material agreement or instrument to which Borrower or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

Section 7.05Authority. Borrower and each Subsidiary have all necessary entity power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by Borrower and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary entity action on its part; and the Loan Documents constitute the legal, valid and binding obligations of Borrower and each Subsidiary party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.06Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by Borrower or any Subsidiary of the Loan Documents, or for the validity or enforceability thereof, except for (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect.

Section 7.07Use of Loans. The proceeds of the Loans shall be used (i) to refinance and pay in full the obligations of Borrower to Texas Capital Bank, (ii) for issuance and support of Letters of Credit, (iii) to pay fees and expenses related to the Transactions, (iv) to fund the acquisition and development of Oil and Gas Properties and other assets and expenses related to exploration, production and development of oil and gas properties, and (v) to fund working capital, capital expenditures and for other general corporate purposes (including payment of fees and expenses). Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock. Borrower will not request any Loan or Letter of Credit, and Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time or any other law, rule, or regulation of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.08ERISA. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)No act, omission or transaction has occurred which could result in imposition on Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d)No liability to the PBGC (other than for the payment of current premiums which are not past due) by Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e)Full payment when due has been made of all amounts which Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” has the meaning specified in Section 4041 of ERISA.

(g)None of Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)None of Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six (6) calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)None of Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.09Taxes. Borrower and each of its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by Borrower or any Subsidiary, except (i) taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No tax lien has been filed and, to the knowledge of Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

Section 7.10Titles, Etc.

(a)Borrower and each of its Subsidiaries has good and defensible title to its Hydrocarbon Interests and good and defensible title to all other material (individually or in the aggregate) Properties, free and clear of all Liens, except Permitted Liens. After giving full effect to the Excepted Liens, Borrower (or a Subsidiary of Borrower) owns in all material respects the working interests and net revenue interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered or updated Reserve Report, and the ownership of such Properties shall not in any material respect obligate Borrower (or its Subsidiary) to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in Borrower’s (or such Subsidiary’s) net revenue interest in such Property or the revenues therefrom.

(b)All material leases and agreements necessary for the conduct of the business of Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and, to the knowledge of Borrower, there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would reasonably be expected to have a Material Adverse Effect.

(c)The rights, Properties and other assets presently owned, leased or licensed by Borrower and its Subsidiaries including all easements and rights of way, include all rights, Properties and other assets necessary to permit Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Effective Date.

(d)All of the assets and Properties of Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

(e)To Borrower’s knowledge, there are no outstanding preferential rights or consents to assign affecting Borrower’s or any Subsidiary’s Borrowing Base Properties that would impair, inhibit or prevent Borrower or any Subsidiary from freely granting security interests therein pursuant to the Security Documents or Agent as lienholder for and on behalf of the Beneficiaries from exercising remedies, including any judicial or private foreclosure sale or deed-in-lieu of such sale and transfer to third parties.

Section 7.11No Material Misstatements. The written information, statements, exhibits, certificates, documents and reports, taken as a whole, furnished to Agent and the Lenders (or any of them) by Borrower or any Subsidiary in connection with the negotiation of this Agreement do not contain any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein in the light of the circumstances in which made, materially misleading; provided that (a) to the extent any such information, statement, exhibit, certificate, document, or report was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, statement, exhibit, certificate, document, or report (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that Borrower makes no representation that such projections will be realized) and (b) as to information, statements, documents and reports supplied by third parties, Borrower represents only that it is not aware of any material misstatement or omission therein. There is no fact peculiar to Borrower or any Subsidiary which has a Material Adverse Effect or in the future is reasonably likely to have (so far as Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to Agent by or on behalf of Borrower or any Subsidiary prior to, or on, the Effective Date in connection with the transactions contemplated hereby. All information set forth or disclosed in the Beneficial Ownership Certification is true and correct in all respects.

Section 7.12Investment Company Act. Except as set forth herein, neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940 (the “ICA”), as amended, provided that Borrower and its Subsidiaries are within the definition set forth in Section 2(a)(36) of the ICA, and exempted pursuant to Section 3(a)(9) of the ICA.

Section 7.13Subsidiaries. Except as set forth on Schedule 7.13 or as disclosed in writing to Agent (whether in connection with the formation or acquisition of a new Subsidiary under Section 8.15, a designation or re-designation of a Subsidiary under Section 8.16 or otherwise), which shall upon disclosure be deemed a supplement to Schedule 7.13, Borrower has no Subsidiaries.

Section 7.14Location of Business and Offices; Tax Identification and Organizational Identification Numbers. Borrower’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. The principal place of business and chief executive office of each Subsidiary and each Guarantor are located at the addresses stated on Schedule 7.14. The tax identification number, organizational identification number and state of formation for Borrower, each Subsidiary and each Guarantor are set forth on Schedule 7.14.

Section 7.15Defaults. Neither Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any indenture, note, credit agreement or similar instrument pursuant to which any Material Debt is outstanding or by which Borrower or any Subsidiary is bound. No Default hereunder has occurred and is continuing.

Section 7.16Environmental Matters. To the knowledge of Borrower, except (i) as provided in Schedule 7.16 or (ii) as would not have a Material Adverse Effect (or with respect to clauses (c), (d)  and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a)Neither any Property of Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)Without limitation of clause (a) above, no Property of Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Borrower and each Subsidiary, including past (during Borrower’s ownership of such Properties and, to Borrower’s knowledge, during any prior owner’s ownership) or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of Borrower or any Subsidiary have in the past (during Borrower’s or any Subsidiary’s ownership of such Properties and, to Borrower’s knowledge, during any prior owner’s ownership) been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)Borrower has taken all steps reasonably necessary to determine, and has determined, that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)To the extent applicable, all Property of Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Effective Date to be imposed by the OPA during the term of this Agreement, and Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)Neither Borrower nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

Section 7.17Compliance with the Law. Neither Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) after the Effective Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Effective Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

Section 7.18Insurance. Schedule 7.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by Borrower and each Subsidiary as of the Effective Date. As of the Effective Date, all such policies are in full force and effect, all premiums with respect thereto then due covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 7.18 without the payment of additional premiums (other than with respect to customary periodic true-ups under certain policies, including but not limited to control of well and workmen's compensation policies); and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

Section 7.19Hedging Agreements. Schedule 7.19 sets forth, as of a recent date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 7.20Restriction on Liens. Neither Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than the Loan Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to Agent for the benefit of the Beneficiaries on or in respect of any Oil and Gas Property or any other material assets or Properties.

Section 7.21Material Agreements. Set forth on Schedule 7.21 hereto is a complete and correct list of all material agreements, leases (other than Hydrocarbon Interests), indentures, purchase agreements, letters of credit, guarantees, joint venture agreements and other agreements and contracts in effect or to be in effect on the Effective Date (other than Hedging Agreements), in each case providing for, evidencing, securing or otherwise relating to any Material Debt of Borrower or any of its Subsidiaries, and all obligations of Borrower or any of its Subsidiaries to issuers of surety or appeal bonds (other than surety or performance bonds of the type described in clause (i) of the proviso in the definition of “Debt”) issued for the account of Borrower or any such Subsidiary in effect or to be in effect on the Effective Date.

Section 7.22Solvency. Borrower and its Subsidiaries are Solvent.

Section 7.23Gas Imbalances. Except as set forth on Schedule 7.23, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to Borrower’s or any Subsidiary’s Borrowing Base Properties which would require Borrower or a Subsidiary to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from Borrower’s or such Subsidiary’s Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.24Anti-Terrorism; Anti-Money Laundering; FCPA. Neither Parent, Borrower nor any of Borrower’s Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Subsidiaries (a) is a Sanctioned Person, (b) has its assets located in a Sanctioned Country, or (c) derives revenues from investments in, or transactions with Sanctioned Persons. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. Neither Borrower nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”) or (c) is a Sanctioned Person or currently the subject or target of any Sanctions. No part of the proceeds of any Loan or Letter of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, Agent or the Issuing Bank) of any Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries or, to their knowledge, any of their Related Parties has taken any action, directly or indirectly, that would result in a violation by such Persons of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time or any other law, rule, or regulation of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Section 7.25Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 7.26Hedge Activity.

(a)The rate, asset, liability or other notional item underlying any Hedging Agreement regarding an interest or currency rate, entered into or executed in connection with this Agreement is, or is directly related to, a financial term hereof;

(b)The aggregate notional amount of all Hedging Agreements in respect of interest rates entered into or executed by Borrower or any Subsidiary in connection with the financial terms of this Agreement, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement;

(c)the purpose of any Hedging Agreements in respect of any commodity entered into or executed in connection with this Agreement is to hedge commodity price risks incidental to Borrower’s and its Subsidiaries’ business and arising from potential changes in the price of such commodity; and

(d)each Hedging Agreement entered into or executed by Borrower or any of its Subsidiaries is for hedging purposes and is not for the purpose of speculation.

For purposes of this Error! Reference source not found., “financial term” shall include the duration or term of the Loan , rate of interest on the Loan, and the currency or currencies in which the Loan is made and its principal amount.

ARTICLE VIII.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by Borrower hereunder:

Section 8.01Reporting Requirements. Borrower shall deliver, or shall cause to be delivered, to Agent with sufficient copies of each for the Lenders:

(a)Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, the audited consolidated statements of income, members’ equity, changes in financial position and cash flow of Parent for such fiscal year, and the related consolidated balance sheets of Parent as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related report of independent public accountants of recognized regional or national standing or that are otherwise reasonably acceptable to Agent which report shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of Parent as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such report shall not contain a “going concern” or like qualification or exception or any limitation or exception as to the scope of such audit.

(b)Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter of Parent, consolidated statements of income, members’ equity, changes in financial position and cash flows of Parent for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present in all material respects the consolidated financial condition and results of operations of Parent in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes).

(c)Compliance Certificate. At the time each set of financial statements pursuant to Section 8.01(a) or (b) above is furnished, a Compliance Certificate executed by a Responsible Officer, which among other things, (i) certifies as to the matters set forth therein and states that no Default exists (or, if any Default exists, describing the same in reasonable detail), and (ii) sets forth in reasonable detail the computations necessary to determine whether Borrower is in compliance with Section 9.11 as of the end of the applicable fiscal quarter or fiscal year.

(d)Hedging Agreements, Gas Imbalances, and Property Reports. At the time each set of financial statements pursuant to Section 8.01(a) or (b) above is furnished, a report certified as true and complete in all material respects by a Responsible Officer, in form and substance reasonably satisfactory to Agent, setting forth as of the last Business Day of such reporting period a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)Production Reports, Etc. Upon request by Agent, as soon as available and to the extent available to Borrower from the operators of the Oil and Gas Properties but in any event within sixty (60)days following the end of each calendar quarter, Borrower shall furnish to Agent reports certified as true and complete in all material respects by a Responsible Officer, regarding the most recently available monthly production and lease operating statements for its Oil and Gas Properties, in form and substance satisfactory to Agent, which reports shall include (i) quantities or volume of production, revenue, realized product prices, operating expenses, taxes, capital expenditures and lease operating costs which have accrued to Borrower’s accounts in such period, (ii) the name, address, telephone and facsimile numbers, e-mail address (if available) and contact individual for each Purchaser, and (iii) such other information with respect thereto as Agent or the Lenders may reasonably require.

(f)Annual Budget. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a copy of the Loan Parties’ most recently approved budget and financial projections for such fiscal year.

(g)Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any Hedging Agreement, indenture, loan or credit or other similar agreement evidencing Material Debt, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h)Material Agreements. Upon request, Borrower shall deliver to Agent and the Lenders a complete and correct list of all material agreements and other instruments of Borrower and its Restricted Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons, but in any event, any such agreement or other instrument that will account for more than ten percent (10%) of the sales of Borrower and its Subsidiaries during Borrower’s current fiscal year. Upon request, Borrower shall deliver to Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase and sale agreements, letters of credit, guarantees, joint venture agreements, purchase agreements or other contracts or instruments described in Section 7.21, including any modifications or supplements thereto, as in effect on the Effective Date.

(i)Other Matters. From time to time such other information regarding the business, affairs or financial condition of Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or Agent may reasonably request.

(j)Patriot Act; Beneficial Ownership Regulation. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and Beneficial Ownership Regulation.

Section 8.02Notices of Material Events. Borrower will furnish to Agent for each Lender prompt written notice of the following:

(a)	the occurrence of any Default;

(b)the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)	the occurrence of any Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03Maintenance, Etc.

(a)Generally. Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges, licenses, franchises and other rights necessary to conduct its business; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except (i) for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, or (ii) to the extent the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Loan Party; upon reasonable notice, permit representatives of Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested (including as to frequency of such requests) by such Lender or Agent (as the case may be).

(b)Insurance. Borrower shall and shall cause each Subsidiary to keep, or cause to be kept, insured by financially sound and reputable insurers (having a minimum A.M. Best rating of A, size category VII) all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons, or as Agent may reasonably request. Borrower shall promptly obtain endorsements to such insurance policies naming “Frost Bank, as Agent for the Beneficiaries” as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 8.03(b) and (to the extent the insurer will agree to do so) containing provisions that such policies will not be canceled without thirty (30) days prior written notice (or 10 days prior notice for non-payment of premiums) having been given by the insurance company to Agent; provided, however Agent may consent to deviations from the requirements of this sentence in its sole discretion. Borrower will not, and will not permit any Subsidiary to, bring or keep any article on any business location of any Loan Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 8.03(b), or would otherwise be prohibited by the terms thereof. In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

(c)Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, Borrower will furnish or cause to be furnished to Agent and the Lenders a certificate of insurance coverage from the insurer with respect to the insurance required by Section 8.03(b) in form reasonably satisfactory to Agent and, if requested, will furnish Agent and the Lenders copies of the applicable policies.

(d)Oil and Gas Properties. Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower will and will cause each Subsidiary to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) do all other things necessary to keep unimpaired, except for Permitted Liens, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except for dispositions not prohibited by Section 9.11(a) and otherwise where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Upon the reasonable request of Agent, Borrower shall, and shall cause each Subsidiary and Affiliate to, subordinate in favor of Agent for the benefit of the Lenders any contractual or statutory Liens held by Borrower or such Subsidiary or Affiliate as an operator (including contract operator) or as co-working interest owner under joint operating agreements or similar contractual arrangements with respect to Borrower’s or such Subsidiary’s or Affiliate’s share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests jointly owned with others and operated by Borrower or any Subsidiary or any Affiliate. Notwithstanding the foregoing, with respect to any Oil and Gas Properties of which Borrower or one of its Subsidiaries is not an operator, Borrower’s obligations under this Section 8.03 with respect to such non- operated Oil and Gas Properties shall be to use commercially reasonable efforts to cause the operator to use the reasonably prudent standard of care typical in the industry in the operation and maintenance of its Oil and Gas Properties to comply with this Section 8.03.

Section 8.04Environmental Matters.

(a)Establishment of Procedures. Borrower will and will cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that: (i) all Property of Borrower and its Subsidiaries and the operations conducted thereon and other activities of Borrower and its Subsidiaries are in compliance with and materially do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. Notwithstanding the foregoing, with respect to any Oil and Gas Properties of which Borrower or one of its Subsidiaries is not an operator, Borrower’s obligations under this Section 8.04 with respect to such non-operated Oil and Gas Properties shall be to use commercially reasonable efforts to cause the operator to use the reasonably prudent standard of care typical in the industry in the operation and maintenance of its Oil and Gas Properties to comply with this Section 8.04.

(b)Notice of Action. Borrower will promptly notify Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which Borrower has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action, if Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of the Threshold Amount not fully covered by insurance, subject to normal deductibles.

(c)Future Acquisitions. In connection with any future acquisitions of Oil and Gas Properties or other material Properties by any Loan Party, other than an acquisition of additional interests in Oil and Gas Properties in which any Loan Party previously held an interest, to the extent any Loan Party obtains or is provided with same, Borrower will, and will cause each other Loan Party to, promptly following any Loan Party’s obtaining or being provided with the same, deliver to Agent such final and non- privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by Agent, the delivery of which will not violate any applicable confidentiality agreement entered into in good faith with an unaffiliated third party.

Section 8.05Further Assurances. Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement and any other Loan Document. Borrower, at its expense, will and will cause each Subsidiary to promptly execute and deliver to Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of Borrower or any Subsidiary, as the case may be, in this Agreement and any other Loan Document, or to further evidence and more fully describe the Collateral intended as security for the Obligations or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 8.06Performance of Obligations. Borrower will pay the Notes according to the reading, tenor and effect thereof; and Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, at the time or times and in the manner specified.

Section 8.07Engineering Reports.

(a)Scheduled Redetermination. On or before April 1 and October 1 of each year, commencing October 1, 2023, Borrower shall furnish to Agent and the Lenders a Reserve Report evaluating the Proved Oil and Gas Properties of Borrower and its Subsidiaries as of the immediately preceding January 1 (in the case of the Reserve Report due April 1) and July 1 (in the case of the Reserve Report due October 1), respectively. The Reserve Report as of January 1 of each year shall be prepared by DeGolyer and MacNaughton, or such other petroleum engineering firm approved by Agent, and the Reserve Report as of July 1 of each year shall be prepared either by DeGolyer and MacNaughton or such other petroleum engineering firm approved by Agent or by Borrower’s internal engineering staff in accordance with the procedures used in the immediately preceding January 1 Reserve Report together with a certificate of the chief engineer of Borrower certifying that such Reserve Report is true and accurate and prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)Unscheduled Redetermination. In the event of an unscheduled redetermination, Borrower shall furnish to Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any Unscheduled Redetermination requested by Agent (or Agent at the direction of the Supermajority Lenders) or Borrower pursuant to Section 2.08(e), Borrower shall provide as soon as possible, but in any event no later than thirty (30) days following the receipt of the request by Agent, such Reserve Report with an “as of” date not more than sixty (60) days prior to the anticipated date of redetermination or as otherwise required by the Supermajority Lenders or Agent.

Section 8.08Title Information Delivery.

(a)Title Information. On or before the delivery to Agent and the Lenders of each Reserve Report required by Section 8.07(a), Borrower will deliver title information in form and substance reasonably acceptable to Agent covering enough of the Mortgaged Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Agent shall have received together with title information previously delivered to Agent, satisfactory title information on at least eighty percent (80%) of the engineered value of the Borrowing Base Properties.

(b)Cure of Title Defects. Upon notice by Agent, Borrower shall (i) cure any title defects or exceptions which are not Excepted Liens raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions, except for Excepted Liens covering Mortgaged Properties of an equivalent value, or (iii) deliver title information in form and substance acceptable to Agent so that Agent shall have received, together with title information previously delivered to Agent, satisfactory title information on at least eighty percent (80%) of the engineered value of the Borrowing Base Properties.

(c)Failure to Cure Title Defects. If Borrower is unable to cure any title defect or Borrower does not comply with the requirements to provide acceptable title information covering at least eighty percent (80%) of the engineered value of the Borrowing Base Properties (including in connection with Borrower’s obligations under Section 8.08(d) below), such failure shall not be a Default or an Event of Default, but instead Agent and the Supermajority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Agent or the Lenders. To the extent that Agent or the Supermajority Lenders are not satisfied with title to any Mortgaged Property, such unacceptable Mortgaged Property shall not count towards the minimum eighty percent (80%) requirement, and Agent may send a notice to Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by Supermajority Lenders to cause Borrower to be in compliance with the requirement to provide acceptable title information on at least eighty percent (80%) of the engineered value of the Borrowing Base Properties. This new Borrowing Base shall become effective immediately after receipt of such notice and shall not constitute a special redetermination under Section 2.08(e).

Section 8.09Collateral.

(a)Collateral. The Obligations shall be secured by a perfected first priority Lien (subject only to Excepted Liens) granted to Agent for the benefit of the Beneficiaries in (i) all of Borrower’s and each Subsidiary’s rights, titles and interests, now owned or hereafter acquired, in any Oil and Gas Properties (and all contracts and any other rights related thereto), other than Excluded Property so as to cover at least eighty percent (80%) of the engineered value of the Borrowing Base Properties on the Effective Date and at all times thereafter, (ii) all personal Property of Borrower and each Guarantor other than Excluded Property and (iii) all rights, titles and interests to all Equity Interests owned by Borrower and each Subsidiary in each other Subsidiary.

(b)Lien in Acquired Oil and Gas Properties. Should Borrower or any Subsidiary acquire any additional Oil and Gas Properties or additional interests in its existing Oil and Gas Properties, Borrower or such Subsidiary will grant to Agent as security for the Obligations a first priority Lien interest (subject only to Excepted Liens) on such of Borrower’s or such Subsidiary’s interest in such Oil and Gas Properties not already subject to a Lien of the Security Documents as may be necessary to comply with the requirements of subsection (a) of this Section, which Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Documents, all in form and substance satisfactory to Agent in its reasonable discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(c)Title Information. Concurrently with the granting of the Lien or other action referred to in subsection (b) of this Section, Borrower will provide, or cause to be provided, to Agent title information in form and substance satisfactory to Agent in its reasonable discretion with respect to Borrower’s or such Subsidiary’s interests in its Borrowing Base Properties.

(d)New Subsidiaries Collateral. If, at any time, a new Subsidiary is acquired or created pursuant to Section 8.15, Borrower shall, and, as applicable, shall cause any such new Subsidiary to, promptly after such acquisition or creation, (x) execute and deliver a Guaranty Agreement or a joinder to a Guaranty Agreement, (y) pledge all of the Equity Interests in such new Subsidiary (including delivery of original certificates evidencing the Equity Interests in such new Subsidiary, together with an appropriate undated transfer power for each certificate duly executed in blank by the registered owner thereof, if applicable) and (z) execute and deliver such other Loan Documents (including Security Documents granting to Agent a valid, first priority (subject only to Permitted Liens) perfected Lien in the Properties of such new Subsidiary), certificates and legal opinions as Agent shall reasonably request.

(e)Legal Opinions. Promptly after the filing of any new Security Document in any state, upon the reasonable request of Agent, Borrower will provide to Agent an opinion addressed to Agent for the benefit of the Lenders in form and substance satisfactory to Agent in its reasonable discretion from counsel acceptable to Agent, stating that the Security Document is valid, binding and enforceable in accordance with its terms in legally sufficient form for such jurisdiction, and the means by which such Security Document will perfect the Lien created thereby.

Section 8.10ERISA Information and Compliance. Borrower will promptly furnish and will cause the Subsidiaries to promptly furnish to Agent with sufficient copies to the Lenders (i) upon becoming aware of the occurrence of any ERISA Event, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each Plan (other than a Multiemployer Plan), Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f)  and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA.

Section 8.11Hedging Agreements. At all such times that the Debt to EBITDAX Ratio is greater than 1.0 to 1.0 or the Borrowing Base Utilization is greater than fifty percent (50%), then no later than ten (10) Business Days after either of such events shall occur, Borrower shall have entered into one or more Hedging Agreements, subject to the limitations for Hedging Agreements under Section 9.18 of this Agreement, hedging at least fifty percent (50%) of Borrower’s and its Subsidiaries’ reasonably anticipated production of oil and natural gas from PDP Reserves for a rolling twenty-four (24) month period. Notwithstanding anything to the contrary in this Section 8.11, (i) Borrower shall not be required to enter into any Hedging Agreements for a period extending more than twelve months past the Maturity Date.

Section 8.12Accounts.

(a)So long as Frost Bank serves as Agent under this Agreement and is able to provide usual and customary treasury management services to the satisfaction of Borrower in its reasonable discretion, Borrower and its Subsidiaries will at all times maintain its principal deposit account relationship with Frost Bank, other than any Excluded Accounts.

(b)Within sixty (60) days after the request of Agent (or, in either case, such later date as Agent may agree to in its sole discretion), Borrower will and will cause each Subsidiary to execute a Deposit Account Control Agreement for each deposit account of Borrower and its Subsidiaries (other than any deposit account that is an Excluded Account).

(c)Within sixty (60) days after the request of Agent (or, in either case, such later date as Agent may agree to in its sole discretion), Borrower will and will cause each Subsidiary to obtain an executed Investment Account Control Agreement from each broker (if such broker is not a Lender or an Affiliate of a Lender) with respect to each Investment Account.

Section 8.13Keepwell (Commodity Exchange Act). Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the Guaranty Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.13, as it relates to such other Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.13 shall remain in full force and effect until discharged in accordance with this Agreement. Each Qualified ECP Guarantor intends that this Section 8.12 constitute, and this Section 8.12 shall be deemed to constitute, a “keepwell, support,  or  other  agreement”  for  the  benefit  of  each  other  Guarantor   for   all   purposes   of   Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.14FCPA; Etc. Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time, and all other laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Section 8.15Subsidiaries. Borrower and its Subsidiaries may create or acquire additional Subsidiaries; provided that (a) each Person organized under the Laws of the United States (or any state thereof) that becomes a Subsidiary after the Effective Date (whether as a result of an acquisition, creation, or otherwise) shall execute and deliver to Agent such documents as are required pursuant to Section 8.09(d) and (b) no Default will arise after giving pro forma effect to the creation, acquisition, or addition of such Subsidiary.

ARTICLE IX.

NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of the Loans hereunder, all interest thereon and all other amounts payable by Borrower hereunder, without the prior written consent of the Lenders:

Section 9.01Debt. Neither Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

(a)the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations.

(b)Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(c)Debt under capital leases or that constitutes purchase money Debt, provided that the aggregate principal amount of all Debt described in this Section 9.01(c) plus all Debt described in Section 9.01(g) at any one time outstanding shall not exceed, in the aggregate, the Threshold Amount.

(d)intercompany Debt between or among the Loan Parties, provided that such Debt is subordinated to the Obligations as and to the extent provided in the Guaranty Agreement.

(e)Debt constituting a guaranty by any Loan Party of other Debt permitted to be incurred under this Section 9.01.

(f)Debt disclosed on Schedule 9.01.

(g)other Debt not otherwise permitted under this Section 9.01 in an aggregate principal amount not to exceed the Threshold Amount at the time any such Debt is incurred (after giving effect to the incurrence of such Debt).

(h)Debt associated with Hedging Agreements permitted hereunder.

Liens. Neither Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)	Liens securing the payment of any Obligations.

(b)	Excepted Liens.

(c)Liens securing capital leases or purchase money Debt allowed under Section 9.01(c), but only on the Property under lease or acquired with such Debt.

(d)	Liens disclosed on Schedule 9.02.

(e)Liens securing Debt permitted by Section 9.01(g), but only on a Property not constituting Oil and Gas Properties or Equity Interests in Subsidiaries.

Section 9.03Investments, Loans and Advances. Neither Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a)	accounts receivable arising in the ordinary course of business.

(b)	investments disclosed to the Lenders in Schedule 9.03.

(c)	investments in Cash Equivalents.

(d)investments by Borrower and its Subsidiaries in direct ownership interests in additional Oil and Gas Properties.

(e)investments in stock, obligations or securities received in settlement of debts arising from investments permitted under this Section 9.03 or from accounts receivable arising in the ordinary course of business, which investments are obtained by any Loan Party as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations, provided that Borrower shall give Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.03(e) exceeds the Threshold Amount.

(f)	investments constituting Debt permitted under Section 9.01.

(g)investments made by Borrower in or to Subsidiaries or made by any Subsidiary in or to Borrower or any other Subsidiary, subject to compliance with Section 8.09(d).

(h)other investments that do not exceed in the aggregate, the Threshold Amount at the time any such investment is made (after giving effect to the incurrence of such investment).

Section 9.04Dividends, Distributions and Redemptions. Neither Borrower nor any of its Subsidiaries will declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its

Equity Interests now or hereafter outstanding, return any capital to its partners, shareholders or other holders of Equity Interests or make any distribution of its assets to its partners, shareholders or other holders of Equity Interests (collectively, “Restricted Payments”) except:

(a)Any Subsidiary of Borrower may declare and pay or make Restricted Payments to Borrower or any Guarantor.

(b)So long as Borrower is treated as a pass-through entity for federal income tax purposes, Borrower may make Permitted Tax Distributions to Parent quarterly, based on Borrower’s estimated taxable income for each applicable quarterly period, and annually, based on Borrower’s annual federal income tax filing, provided that no Borrowing Base Deficiency or Event of Default is then existing or will exist after giving effect to such distribution.

(c)Borrower may make cash distributions to the Parent not to exceed $6,000,000 in the aggregate in any calendar year, so long as (i) before and after giving effect to such distributions, no Default exists, (ii) no Borrowing Base Deficiency exists, (iii) the Debt to EBITDAX Ratio is not greater than 2.5 to 1.0 and (iv) Availability shall be equal to or greater than ten percent (10%) of the Borrowing Base then in effect.

(d)Borrower may make cash distributions to the Parent to fund stock buybacks not exceeding $15,000,00 in the aggregate in any calendar year, so long as (i) before and after giving effect to such distributions, no Default exists, (ii) no Borrowing Base Deficiency exists, (iii) the Debt to EBITDAX Ratio is not greater than 1.5 to 1.0 and (iv) Availability shall be equal to or greater than twenty-five percent (25%) of the Borrowing Base then in effect.

Section 9.05Sales and Leasebacks. Neither Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.06Nature of Business, Constituent Documents, and Accounting. Borrower shall not and shall not permit any Subsidiary to allow:

(a)any material change to be made in the character of its business as an independent oil and gas exploration and production company owning and operating Oil and Gas Properties located in the United States of America.

(b)any material amendment or restatement of their respective Constituent Documents in any respect which could reasonably be considered to be adverse to the interests of the Lenders; provided, for the avoidance of doubt, any amendment or restatement of Borrower’s Constituent Documents will not be deemed adverse to the interests of the Lenders solely due to the implementation or modification of any fee described in Section 9.14(d).

(c)any change to its fiscal year or any change (i) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Agent and Lenders, or (ii) in tax reporting treatment, except as required by Law and disclosed to Agent and Lenders.

Section 9.07Mergers, Etc. Neither Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, except (a) Borrower may merge into or consolidate with any other Person provided that Borrower is the surviving entity and no Default exists or would result therefrom and (b) Borrower and any Subsidiary may merge or consolidate with, or sell, lease or otherwise dispose of all or substantially all of its property to, Borrower.

Section 9.08Proceeds of Notes; Letters of Credit. Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.09ERISA Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower will not at any time:

(a)Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c)Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d)Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(e)Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” has the meaning specified in Section 4041 of ERISA;

(f)Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six (6)-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or

(i)Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

Section 9.10Sale or Discount of Receivables. Neither Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11Financial Covenants.

(a)Current Ratio. Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, Parent’s Current Ratio to be less than 1.0 to 1.0.

(b)Debt to EBITDAX Ratio. Borrower will not permit, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, Parent’s Debt to EBITDAX Ratio to be less than 2.5 to 1.

Section 9.12Sale of Properties. Borrower will not, and will not permit any Subsidiary to Transfer any Oil and Gas Property or any interest in any Oil and Gas Property, except for (i) Transfers in the ordinary course of business, between any two (2) successive Borrowing Base Redeterminations, of Oil and Gas Properties which, in the aggregate, shall not exceed ten percent (10%) of the Borrowing Base then in effect (or of all of the Equity Interests in any Subsidiary owning Oil and Gas Properties that do not exceed such limits), provided that (A) no Borrowing Base Deficiency or Event of Default exists or would result therefrom, and (B) substantially all of the consideration received in respect of such Transfer shall be cash or Cash Equivalents, the release or assumption of liabilities related to any Oil and Gas Properties so Transferred, new Oil and Gas Properties acquired, or investments permitted under Section 9.03, (ii) sales of hydrocarbons in the ordinary course of business, (iii) sales of Oil and Gas Properties not given value in the most recent determination of the Borrowing Base or (iv) Transfers of other Property (excluding Oil and Gas Properties) that are not permitted by the preceding clause (i), provided that the aggregate fair market value of such other Property does not exceed the Threshold Amount in any fiscal year of Borrower. Borrower shall provide Agent with at least ten (10) Business Days prior written notice of any proposed Transfer that is subject to this Section 9.11(a) (or such shorter notice with respect to any such Transfer as Agent may agree to in its sole discretion).

Section 9.13Environmental Matters. Neither Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

Section 9.14Transactions with Affiliates. Except as set out in Schedule 9.14, neither Borrower nor any Subsidiary will enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than Borrower or Subsidiary) unless such transactions are otherwise not prohibited under this Agreement, in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The restrictions set forth in this Section 9.14 shall not apply to (a) the execution and delivery of any Loan Document, (b) compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of the Loan Parties, provided such compensation is approved by the board of managers (or similar governing body) of Borrower or provided for in the Constituent Documents of the applicable Loan Party, (c) payments made pursuant to Section 9.04 or otherwise expressly permitted under this Agreement, and (d) the issuance and sale of Equity Interests (other than Disqualified Capital Stock) in Borrower or the amendment of the terms of any Equity Interests issued by Borrower (other than Disqualified Capital Stock).

Section 9.15Subsidiaries. Borrower shall not and shall not permit any Subsidiary to sell or to issue any Equity Interests of any Subsidiary, except (i) to Borrower or any Guarantor, (ii) in compliance with Section 9.03, or (iii) in compliance with Section 9.11(a). Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries, except in accordance with Section 8.15.

Section 9.16Negative Pledge Agreements. Neither Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding (other than the Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Subsidiary from paying dividends to Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17Gas Imbalances, Take-or-Pay or Other Prepayments. Except as set forth on Schedule 7.23, on a net basis Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Borrowing Base Properties of Borrower or any Guarantor which would require Borrower or any Guarantor to deliver in the aggregate two percent (2%) or more of their Hydrocarbons produced on a monthly basis from such Borrowing Base Properties at some future time without then or thereafter receiving full payment therefor.

Section 9.18Hedging Agreements.

(a)Neither Borrower nor any Subsidiary will enter into any Hedging Agreements with any Person other than any Lenders or its Affiliates or an Approved Third Party Hedge Provider;

(b)Neither Borrower nor any Subsidiary shall modify any trade or confirmation under a Hedging Agreement in any material respect to the extent it adversely affects the then-current Borrowing Base or terminate any Hedging Agreements to which it is currently a party or subsequently becomes a party without the consent of Agent and Supermajority Lenders, provided however that Borrower or any Subsidiary may modify or terminate any such Hedging Agreements without such consent if:

(i)such modified or terminated Hedging Agreement is replaced, in whole or in part, by one or more additional Hedging Agreements on terms which do not materially adversely affect the then-current Borrowing Base;

(ii)such terminated Hedging Agreement was with a party who ceases to be a Lender (or Affiliate of a Lender) and was terminated in connection with the assignment, amendment or other transaction pursuant to which such party ceases to be a Lender or an Affiliate of a Lender; provided that in such event the Borrowing Base may be redetermined upon request by Agent and the Supermajority Lenders (in which case such redetermination shall not count as an unscheduled redetermination under Section 2.08(e)); or

(iii)if, for any fiscal quarter, the commodity hedges under any Hedging Agreements of the Loan Parties have net aggregate notional volumes (excluding purchased puts) that exceed eighty percent (80%) of the actual production for such fiscal quarter, the

Loan Parties may, and within fifteen (15) days following any written request by Agent, the Loan Parties shall, unwind, terminate or transfer commodity hedges to the extent required to reduce the net aggregate notional volumes (excluding purchased puts) hedged to no greater than eighty percent (80%) of reasonably anticipated production.

(c)Neither Borrower nor any Subsidiary will (i) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Agreement for speculative purposes or (ii) enter into any Hedging Agreement for reasons other than as a part of its normal business operations as a risk management strategy to hedge against changes resulting from market conditions related to its operations.

ARTICLE X.

EVENTS OF DEFAULT; REMEDIES

Section 10.01Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)(i) Borrower shall default in the payment or prepayment when due of any principal of any Loan, (ii) Borrower shall default in the payment or prepayment when due of any interest on any Loan or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder or under any other Loan Document; or (iii) Borrower shall default in making any payment when due under any Hedging Agreement, and such default shall continue for five (5) Business Days; or

(b)Borrower or any Subsidiary shall fail to make any payment when due of any principal of or interest on any of its other Material Debt and such failure to pay shall extend beyond any applicable period of grace, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Material Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Material Debt to become due prior to its stated maturity; or

(c)any representation, warranty or certification made or deemed made herein or in any other Loan Document by Borrower or any Guarantor, or any certificate furnished to any Lender or Agent pursuant to the provisions hereof or any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect (except to the extent qualified by materiality or Material Adverse Effect, in which case, in any respect); or

(d)	Borrower shall:

(i)default in the performance of any of its obligations under Article IX, Section 8.01(a) through (g), Section 8.02, Section 8.07, Section 8.11, Section 8.12 or Section 8.17; or

(ii)default in the performance of any of its obligations under Article VIII (except Section 8.01(a) through (f), Section 8.02, Section 8.07, Section 8.11, Section 8.12 or Section 8.17), any other Article of this Agreement (except Article IX) or any other Loan Document (other than the payment of amounts due which shall be governed by Section 10.01(a)) and any of the preceding defaults in this subsection (d)(ii) shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to

Borrower by Agent or any Lender, or (ii) a Responsible Officer of Borrower otherwise becoming aware of such default; or

(e)any Guarantor shall default in the performance of any of its obligations under its Guaranty Agreement or any other Loan Document to which it is a party (other than the payment of amounts due, which shall have no grace period) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to Borrower and such Guarantor by Agent or any Lender (through Agent), or (ii) a Responsible Officer of Borrower or any Guarantor otherwise becoming aware of such default; or

(f)Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(g)Parent or Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code (or comparable Canadian bankruptcy law with respect to Parent), or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(h)a proceeding or case shall be commenced, without the application or consent of Parent or Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Parent or Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of Parent or Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days; or (iv) an order for relief against Parent or Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code (or comparable Canadian bankruptcy law with respect to Parent); or

(i)a judgment or judgments for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered by a court against Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within ninety (90) days from the date of entry thereof and Borrower or such Subsidiary shall not, within said period of ninety (90) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j)the Loan Documents, or any material terms or provisions thereof, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or Borrower shall so state any of the foregoing in writing; or

(k)	a Change of Control occurs;

(l)any Guarantor takes, suffers or permits to exist any of the events or conditions referred to in subsection (f), (g), (h) or (i) or if any provision of any Guaranty Agreement related thereto shall for any reason cease to be valid and binding on any Guarantor or if any Guarantor shall so state in writing, or

(m)	the dissolution of any Guarantor.

Section 10.02Remedies.

(a)In the case of the occurrence and continuance of an Event  of Default  other than  one referred to in clauses (f), (g) or (h) of Section 10.01 or in clause (j) to the extent it relates to clauses (f), (g) or (h), Agent, upon request of the Required Lenders, shall, by notice to Borrower, cancel the Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder and under the Notes (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(b)In the case of the occurrence and continuance of an Event of Default referred to in clauses (f), (g) or (h) of Section 10.01 or in clause (j) to the extent it relates to clauses (f), (g) or (h), the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder and under the Notes (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(c)Upon acceleration of the Obligations under Section 10.02(a) or (b) above, Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents and any other Loan Document, all for the ratable benefit of itself and the other Beneficiaries by appropriate actions and proceedings. No remedy conferred upon Agent, Issuing Bank, and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

(d)All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to Agent for reimbursement of expenses and indemnities provided for in this Agreement and the other Loan Documents; second to the Lenders pro rata for fees; third pro rata to accrued interest on the Notes; fourth pro rata to all other Obligations then outstanding, including principal outstanding on the Notes; fifth to serve as cash collateral to be held by Agent to secure the LC Exposure; and any excess shall be paid to Borrower or as otherwise required by any Governmental Requirement; provided that, to the extent that any Excluded Swap Obligation exists with respect to a Loan Party, payments from or the proceeds of any Collateral provided by that Loan Party may not be shared with the relevant Approved Counterparty in respect of the relevant Swap Obligation to the extent that doing so would violate the Commodity Exchange Act.

ARTICLE XI.

AGENT

Section 11.01Appointment and Powers; Exculpatory Provisions. Each Lender and Issuing Bank hereby irrevocably appoints and authorizes Frost Bank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by Borrower or any other Person (other than Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any Collateral or the financial or other condition of Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 11.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with Agent. Agent is authorized to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

Section 11.02Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. In connection with taking any action pursuant to this Agreement, Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts, and such legal counsel, accountants and/or experts shall be afforded all of the indemnities and other protections afforded to Agent pursuant to Article XI.

Section 11.03Default. Agent shall not be deemed to have knowledge of the occurrence of a Default unless Agent has received notice from a Lender, Issuing Bank or Borrower specifying such Default and stating that such notice is a “Notice of Default.” Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.

Section 11.04Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers under the Loans Documents as any other Lender and may exercise or refrains from exercising the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, invest in, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders, and such Person and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 11.05INDEMNIFICATION. THE LENDERS AGREE TO INDEMNIFY AGENT AND ISSUING BANK RATABLY IN ACCORDANCE WITH THEIR PERCENTAGE SHARES FOR THE INDEMNITY MATTERS AS DESCRIBED IN SECTION 12.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY BORROWER UNDER SECTION 12.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF BORROWER UNDER SAID SECTION 12.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST AGENT OR ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF: (I) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS AGENCY DUTIES HEREUNDER OR (II) THE ENFORCEMENT OF ANY OF THE TERMS OF THIS AGREEMENT, ANY LOAN DOCUMENT OR OF ANY SUCH OTHER DOCUMENTS; WHETHER OR NOT ANY OF THE FOREGOING SPECIFIED IN THIS SECTION 11.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF AGENT OR ISSUING BANK, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AGENT.

Section 11.06Non-Reliance on Agent and other Lenders. Each Lender and Issuing Bank acknowledges and agrees that it has, independently and without reliance on Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement, the Notes, any other Loan Document or any other document referred to or provided for herein or to inspect the properties or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of its Affiliates) which may come into the possession of Agent or any of its Affiliates. In this regard, each Lender acknowledges that Murphy Mahon Keffler Farrier, LLP is acting in this transaction as special counsel to Agent only. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.07Action by Agent; Delegation of Duties. Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02 and Section 12.04), and (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 12.04) and any action taken or failure to act pursuant thereto by Agent shall be binding on all of the Lenders. If an Event of Default has occurred and is continuing, Agent shall take such action with respect to such Event of Default as shall be directed by the Required Lenders (or all of the Lenders as required by Section 12.04) in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall Agent be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement and the other Loan Documents or applicable law. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility created by this Agreement, as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.08Resignation of Agent.

(a)Agent may at any time give notice of its resignation to the Lenders, Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the State of Texas, or an Affiliate of any such bank with an office in the State of Texas. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required

Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or Issuing Bank under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 11.09Authorization to Execute other Loan Documents, Releases, Etc. Each Lender (on behalf of itself and its Affiliates that are Approved Counterparties) and Issuing Bank irrevocably authorize Agent, at its option and in its discretion:

(a)to execute on behalf of such Lender all Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto;

(b)to release any Lien on any property granted to or held by Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no demand has been made) under the Loan Documents and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and Issuing Bank shall have been made) and the termination of all Hedging Agreements with Approved Counterparties (other than any Approved Counterparty that has advised Agent that such Hedging Agreements are otherwise adequately provided for or novated) (the events described in this clause (x) being referred to as “Security Termination”), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.04, if approved, authorized or ratified in writing by the Required Lenders;

(c)to subordinate (or release) any Lien on any Property granted to or held by Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 9.02(c);

(d)to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(e)subject to the terms of Section 12.04 and to the terms of the other Loan Documents, amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders.

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.09. Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.10Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or Letter of Credit obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Bank and Agent under this Agreement) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under this Agreement.

Section 11.11Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Instrument or to realize upon any Collateral for the Obligations unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.12Right to Perform, Preserve and Protect. If any Loan Party fails to perform any obligation hereunder or under any other Loan Document, then Agent itself may, after an Event of Default occurs, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense. Agent is further authorized by Borrower and the Lenders to make expenditures from time to time when an Event of Default has occurred and is continuing which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.12. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.12.

Section 11.13Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

ARTICLE XII.

MISCELLANEOUS

Section 12.01Waiver. No failure on the past of Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02Notices. All notices and other communications provided for herein and in the other Loan Documents (including any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made in writing by e-mail, courier or U.S. Mail and e-mailed, delivered or mailed to the intended recipient according to the “Notice Information” specified below its name on the signature pages hereof or in the Loan Documents or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given (i) when transmitted before 3:00 p.m. Houston time on a Business Day (otherwise on the next succeeding Business Day) by e-mail and evidence or confirmation of receipt is obtained, (ii) when delivered, if personally delivered or (iii) in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, and in each case given or addressed as aforesaid.

Section 12.03Payment of Expenses, Indemnities, Etc.

(a)	Borrower agrees:

(i)whether or not the transactions hereby contemplated are consummated, to pay all reasonable and documented out-of-pocket expenses of Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including reasonable and documented out-of-pocket travel, photocopy, mailing, courier, telephone and other similar expenses of Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for Agent and any of the Lenders); and promptly reimburse Agent for all reasonable and documented out-of-pocket amounts expended, advanced or incurred by Agent or the Lenders to satisfy any obligation of Borrower under this Agreement or any other Loan Document, including all costs and expenses of foreclosure;

(ii)TO INDEMNIFY AGENT, ISSUING BANK AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY BORROWER OF THE PROCEEDS OF ANY OF THE LOANS OR LETTERS OF CREDIT, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF BORROWER AND ITS SUBSIDIARIE(S), (IV) THE FAILURE OF BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF BORROWER OR ANY GUARANTORS SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATION(S), (VIII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS OR (IX) ANY OTHER ASPECT OF THE LOAN DOCUMENTS INCLUDING THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF (A) CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND AGENT OR A LENDER’S SHAREHOLDERS AGAINST AGENT OR LENDER, (B) SUCH INDEMNIFIED PARTY’S BREACH IN BAD FAITH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR (C) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY, IN EACH CASE TO THE EXTENT DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RISEN; AND

(iii)TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON- COMPLIANCE BY BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THEIR PROPERTIES OWNED OR OPERATED BY BORROWER OR ANY SUBSIDIARY OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS PROVIDED, HOWEVER, NO INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 12.03(a)(iii) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).

(b)Borrower shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (i) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (ii) requires no action on the part of the Indemnified Party other than its consent.

(c)In the case of any indemnification hereunder, Agent or Lender, as appropriate shall give notice to Borrower of any such claim or demand being made against the Indemnified Party and Borrower shall have the non-exclusive right to join in the defense against any such claim or demand.

(d)THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY AFTER FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

(e)To the fullest extent permitted by applicable law, Borrower, Agent and each Lender shall not assert, and each hereby waives, any claim against any Indemnified Party on the one hand, or against Borrower or any other Loan Party on the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. Neither any Indemnified Party nor any Loan Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(g)Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by Borrower of notice of the amount due.

(h)In the case of any Indemnity Matter or any other loss, claim, action, order, proceeding, damage or liability, the indemnity provided under this Section 12.03 shall be effective whether or not such Indemnity Matter or any other loss, claim, action, order, proceeding, damage or liability is brought or claimed by Borrower, any Affiliate or Subsidiary of Borrower, an Indemnified Party or any other Person and whether or not an Indemnified Party is otherwise a party thereto.

Section 12.04Amendments, Etc. Any provision of this Agreement or any other Loan Document may be amended, modified or waived with Borrower’s and the Required Lenders’ prior written consent; provided that (a) no amendment, modification or waiver which (i) extends the final maturity of the Loans, (ii) increases the Aggregate Maximum Credit Amounts, (iii) increases the Borrowing Base, (iv) forgives the principal amount of any Obligations outstanding under this Agreement, (v) releases any guarantor of any Obligations (except as provided in the Guaranty Agreement or in this Agreement) or releases all or substantially all of the Collateral, (vi) reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, (vii) affects Section 2.03(a), Section 4.02, Section 4.05 this Section 12.04 or Section 12.06(a), (viii) modifies the definition of “Required Lenders” or “Supermajority Lenders” or (ix) subordinates, or has the effect of subordinating, the Obligations in right of payment or Liens securing Agent’s security interest in the Collateral to any other Debt or other obligation (except with respect to subordination of Liens, as provided in Section 11.09(c)), in each case, shall be effective without consent of all Lenders; (b) no amendment, modification or waiver which increases the Maximum Credit Amount of any Lender shall be effective without the consent of such Lender; (c) no amendment, modification or waiver which changes a scheduled date of prepayment of any Lender shall be effective without the consent of such Lender; and (d) no amendment, modification or waiver which modifies the rights, duties or obligations of Agent shall be effective without the consent of Agent.

Section 12.05Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.06Assignments and Participations.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(1)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph 12.06(b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)in any case not described in paragraph 12.06(b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment, as of the Trade Date) shall not be less than $5,000,000, unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents.

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph 12.06(b)(i)(2) of this Section and, in addition:

(1)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof;

(2)the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3)the consent of Issuing Bank shall be required.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment, together with a processing and recordation fee of $3,500; provided that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)No Assignment to Certain Persons. No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates, or Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.06, 5.01, 5.05 and 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Agent, Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.05(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all Lenders that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.06, 5.01 and 5.05 (subject to the requirements and limitations therein, including the requirements under Section 4.06 (it being understood that the documentation required under Section 4.06 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.06 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.06, 5.01 and 5.05, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 5.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05(a) as though it were a Lender; provided that such Participant agrees to be subject to Section 4.05(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in  registered  form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.07Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then to the extent permitted by applicable law the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Supermajority Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 4.05(b) shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 12.07(e); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 12.07(e); sixth, to the payment of any amounts owing to Agent, the Lenders or Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by Agent, any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or disbursements under Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 12.07(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.07(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any unused Commitment fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);

(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentage Share at such time (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Loans and LC Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 12.07(e).

(b)Defaulting Lender Cure. If Borrower, Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 12.07(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)Replacement of Defaulting Lenders. If any Lender becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.06), all its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit that have not yet been reimbursed, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts). A Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(e)Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent or Issuing Bank (with a copy to Agent) Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 12.07(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 12.07 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 12.07(e) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to this Section 12.07 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 12.08Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents, the Letters of Credit or the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

Section 12.09Counterparts; Delivery of Electronic Signature Page. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement and the other Loan Documents by email or other electronic means shall be effective as delivery of an original executed signature page of this Agreement and such other Loan Documents and shall be binding on the parties hereto and thereto. Any party delivering an executed counterpart signature page of this Agreement and any other Loan Documents by electronic means shall also physically deliver original executed counterpart signature pages of this Agreement and such other Loan Documents in the manner and quantity as requested by Agent or Agent’s counsel, but the failure to physically deliver such original executed counterpart signature pages shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Documents.

Section 12.10Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each of the other Loan Documents shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and Borrower shall take such action as may be reasonably requested by Agent and the Lenders to effect such reinstatement.

Section 12.11Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.12NO ORAL AGREEMENTS. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 12.13GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CHARGE

INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED. CH. 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)BORROWER, AGENT AND EACH LENDER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF HARRIS, STATE OF TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE LITIGATED IN SUCH COURTS. BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. THIS SUBMISSION TO JURISDICTION IS NON- EXCLUSIVE AND DOES NOT PRECLUDE BORROWER, AGENT OR ANY LENDER FROM OBTAINING JURISDICTION OVER ANY OTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF BORROWER, AGENT, ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY OR ITS PROPERTIES IN ANY OTHER JURISDICTION.

(d)BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.14Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.13. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate, such Lender elects to determine the applicable rate ceiling under such Chapter by the indicated weekly rate ceiling from time to time in effect.

Section 12.15Confidentiality. In the event that Borrower provides to Agent or the Lenders confidential information belonging to Borrower, if Borrower shall (a) denominate any such written information as “confidential” or (b) preface the dissemination of any information communicated in any manner other than in writing as “confidential”, Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without Agent or the Lenders breaching their obligation of confidence to Borrower, (iii) are previously known by Agent or the Lenders from some source other than Borrower, (iv) are hereafter developed by Agent or the Lenders without using Borrower’s information, (v) are hereafter obtained by or available to Agent or the Lenders from a third party who owes no obligation of confidence to Borrower with respect to such information or through any other means other than through disclosure by Borrower, (vi) are disclosed with Borrower’s consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of Agent or the Lenders, (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding, (ix) are disclosed in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Hedging Agreement or any agreement related to Banking Services Obligations, or any action or proceeding relating to this Agreement, any other Loan Document or any Hedging Agreement or any agreement related to Banking Services Obligations, or the enforcement of rights hereunder or thereunder, or (x)subject to an agreement containing provisions substantially the same as those of this Section, are disclosed to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder. Further, Agent or a Lender may disclose any such information to any other Lender, any of its Affiliates and to its Related Parties, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any other Loan Document, including the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon Agent or the Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless Borrower requests in writing at least thirty (30) days prior to the expiration of such three-year period, to maintain the confidentiality of such information for an additional three-year period. Borrower waives any and all other rights it may have to confidentiality as against Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 12.15.

Section 12.16USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 12.17EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EPSILON ENERGY USA INC.,
as Borrower

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	CFO

ACKNOWLEDGED AND AGREED:

EPSILON ENERGY LTD., a Canadian corporation,
as Guarantor

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	CFO

EPSILON MIDSTREAM, LLC, a Pennsylvania
limited liability company, as Guarantor

By:	Epsilon Energy USA Inc.,
its Managing Member

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	Chief Financial Officer

EPSILON OPERATING, LLC,
as Guarantor

By:	Epsilon Energy USA Inc.,
its Sole Member

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	Chief Financial Officer

DEWEY ENERGY HOLDINGS, LLC, a Delaware
limited liability company, as Guarantor

By:	Epsilon Energy USA Inc.,
its Sole Member

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	Chief Financial Officer

Signature Pages of Borrower and Guarantors to Credit Agreement

DEWEY ENERGY GP, LLC, a Delaware limited
liability company, as Guarantor

By:	Epsilon Energy USA Inc.,
Its sole Member

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	CFO

ALTOLISA HOLDINGS, LLC, a Delaware limited
liability company, as Guarantor

By:	Epsilon Energy USA Inc.,
Its sole Member

By:	/s/ J. Andrew Williamson
Name:	J. Andrew Williamson
Title:	CFO

Signature Pages of Borrower and Guarantors to Credit Agreement

AGENT, ISSUING BANK AND LENDER:

FROST BANK,
As Agent, Issuing Bank and Lender

By:	/s/ Matt Shands
Matt Shands, Senior Vice President

Exhibit “D” to Credit Agreement